UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Online Resources Corporation
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ONLINE RESOURCES CORPORATION

4795 Meadow Wood Lane

Chantilly, VA 20151

April 30, 2012

Dear Fellow Stockholders:

On behalf of the Board of Directors and management of Online Resources Corporation, we cordially invite you to attend our 2012 Annual Meeting of Stockholders, to be held at 2:00 p.m. (EDT) on June 13, 2012 at the Company’s headquarters located at 4795 Meadow Wood Lane, Chantilly, VA 20151. The attached notice of our 2012 Annual Meeting and enclosed proxy statement describe the business we will conduct at the meeting and provide important information about Online Resources Corporation that you should consider when you vote your shares.

When you have read the enclosed proxy statement, please promptly vote your shares by marking, signing, dating and returning the accompanying proxy card in the enclosed envelope. Because every stockholder’s vote is important, we encourage you to vote by proxy so that your shares will be represented and voted at the 2012 Annual Meeting, whether or not you are able to attend. Thank you.

Sincerely,

John C. Dorman

Chairman of the Board

ONLINE RESOURCES CORPORATION

4795 Meadow Wood Lane

Chantilly, Virginia 20151

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date:      June 13, 2012

Time:     2:00 p.m.

Place:    Online Resources corporate headquarters

The 2012 Annual Meeting of Stockholders of Online Resources Corporation (the “Company”) will be held on June 13, 2012 at 2:00 p.m. at the Company’s headquarters, which is located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151, for the following purposes:

1.	Election of the three directors named in the proxy statement to serve a three-year term expiring in 2015;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	Non-binding advisory vote to approve named executive officer compensation;

4.	Amendment to the Company’s Amended and Restated 2005 Restricted Stock and Option Plan to increase the maximum number of authorized shares of common stock reserved under and subject to the Plan; and

5.	Transaction of other business that may be properly presented at the meeting.

Record Date: You can vote if you were a stockholder of record at the close of business on April 23, 2012. A list of the stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of our Secretary at our corporate headquarters,

All stockholders are cordially invited to attend the 2012 Annual Meeting in person. Whether or not you plan to attend the meeting in person, when you have read the enclosed proxy statement, we encourage you to mark, date, sign and return the accompanying proxy card promptly, in the postage-prepaid envelope provided herewith, to ensure your representation and the presence of a quorum at the meeting. If you were a stockholder of record on the record date and you submit your proxy and then decide to attend the meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to be held on June 13, 2012: We have elected to provide stockholders of record with access to these proxy materials by mailing you the full set of proxy materials (together with the Company’s 2011 Annual Report) and by notifying you of the availability of the proxy materials on the Internet. The proxy statement and a proxy card also are available free of charge at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas J. Ball

General Counsel and Corporate Secretary

April 30, 2012

YOUR VOTE IS EXTREMELY IMPORTANT

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy/voting instruction card. Please use the accompanying envelope, which requires no postage if mailed in the United States. Alternatively, if you own shares in “street name” through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy/voting instruction form. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from that record holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR: (i) ELECTION OF THE BOARD’S THREE DIRECTOR NOMINEES UNDER PROPOSAL 1 ON THE ENCLOSED PROXY CARD; (ii) RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S AUDITORS FOR 2012 UNDER PROPOSAL 2 ON THE PROXY CARD; (iii) APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION UNDER PROPOSAL 3 ON THE PROXY CARD; AND (iv) THE ADMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2005 RESTRICTED STOCK AND OPTION PLAN UNDER PROPOSAL 4 ON THE PROXY CARD.

ONLINE RESOURCES CORPORATION

4795 Meadow Wood Lane

Chantilly, Virginia 20151

PROXY STATEMENT FOR ONLINE RESOURCES CORPORATION

2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE 2012 ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board of Directors” or the “Board”) of Online Resources Corporation (“Online Resources”, the “Company” “us”, “our”, “we” or words of similar import) is soliciting your proxy to vote at the 2012 Annual Meeting and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the 2012 Annual Meeting.

On April 30, 2012, we began sending this proxy statement, the attached notice of meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, you can find a copy of our 2011 Annual Report on Form 10-K on the Internet through the Securities and Exchange Commission’s (the “SEC”) electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.orcc.com.

Who Can Vote?

Only stockholders of record who owned Online Resources common stock or Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) at the close of business on April 23, 2012 (the “Record Date”) are entitled to vote at the 2012 Annual Meeting. On the Record Date, there were 32,377,480 shares of Online Resources common stock outstanding and entitled to vote, and 75,000 shares of Series A-1 Preferred Stock outstanding and entitled to vote. The outstanding shares of the Series A-1 Preferred Stock are convertible into an aggregate of 4,621,570 shares of Online Resources common stock and are entitled to vote on an as-converted basis.

You do not need to attend the 2012 Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any registered stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting. If you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from that record holder.

How Many Votes Do I Have?

Each share of Online Resources common stock that you own entitles you to one vote. Each share of Series A-1 Preferred Stock entitles the holder thereof to 61.62 votes.

How Do I Vote?

Whether you plan to attend the 2012 Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the 2012 Annual Meeting. If you are a registered stockholder, that is your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates, you may vote:

•

By mail.    Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be treated as voted in favor of the proposals set for the herein as recommended by the Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•

In person at the meeting.    Contact the broker or other nominee that holds your shares to obtain a legal proxy from the broker or other nominee and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a legal proxy from your broker. You will also need to sign a ballot in order to have your vote counted.

How Does the Board of Directors Recommend that I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	FOR the Board’s three director nominees under Proposal 1 on the proxy card;

•	FOR ratification of the appointment of KPMG as the Company’s auditors for the fiscal year ending December 31, 2012 under Proposal 2 on the proxy card;

•	FOR approval of named executive officer compensation under Proposal 3 on the proxy card; and

•

FOR the Amendment to the Company’s Amended and Restated 2005 Restricted Stock and Option Plan (the “RSO Plan”) to increase the maximum number of authorized shares of common stock available for employee awards under the RSO Plan and to clarify that shares withheld to pay taxes are included as issued shares for purposes of this numerical share limitation under the Plan, under Proposal 4 on the proxy card.

If any other matter is presented at the 2012 Annual Meeting, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that are to be acted on at the 2012 Annual Meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	if you are a stockholder of record on the record date, by signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, by re-voting by Internet or by telephone as instructed above, and only your latest Internet or telephone vote will be counted;

•	if you are a stockholder of record on the record date, by notifying Online Resources’ Secretary in writing before the 2012 Annual Meeting that you have revoked your proxy; or

•

if you are a stockholder of record on the record date, by attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. You must also execute a new proxy card or ballot in order to revoke a previously voted proxy card.

•

if your shares are held in a street name, by obtaining a legal proxy from the broker or other nominee and bringing it with you to the meeting, and you must then execute a ballot at the meeting to vote your shares.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the broker or other nominee that holds your shares as described above under “How Do I Vote?,” your shares will not be voted. For this reason, we encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.

What Effect Do Withhold Votes, Abstentions and Broker Non-Votes Have on the Proposal?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the 2012 Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on any of the items being put forward for purposes of determining whether stockholder approval of that matter has been obtained, other than the ratification of the selection of KPMG as the Company’s auditors for 2012. Your broker has discretionary voting authority to vote your shares on the ratification of KPMG, even if the broker does not receive voting instructions from you.

Shares not present at the meeting, shares voting “abstain” and broker non-votes have no effect on the election of directors. For each of the other proposals, abstentions and broker non-votes (other than discretionary voting with respect to the ratification of KPMG as the Company’s auditors as noted above) have the same effect as votes “AGAINST”.

We urge you to provide instructions to your broker so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card and returning your voting instruction card to your broker to ensure that your shares are voted on your behalf.

What Vote is Required to Approve the Proposal?

For Proposal 1, the three nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions and broker non-votes are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees, or vote FOR some of the nominees and WITHHOLD your vote from the other nominees.

For Proposal 2, the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of KPMG as the Company’s auditors. Abstentions will have the same effect as a vote against the proposal. Your broker has discretionary voting authority to vote your shares on the ratification of KPMG as the Company’s auditors.

With respect to Proposal 3, the results of the advisory vote on executive compensation will not be binding on Online Resources or the Board of Directors. The Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

For Proposal 4, the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to approve the amendment to the RSO Plan. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Is Voting Confidential?

We will keep all the proxy cards, ballots and voting tabulations private. We will only let our Inspectors of Election and Broadridge Financial Solutions (“Broadridge”), our proxy distributor, examine these documents. The Inspectors of Election and Broadridge will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes the disclosure, to defend legal claims, or as otherwise required by law. If you write comments on your proxy card or ballot, management may learn how you voted in reviewing your comments.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies, including expenses in connection with preparing and mailing this proxy statement. Broadridge will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy materials to such beneficial owners, and we will reimburse Broadridge for the expenses. Our Directors and employees also may solicit proxies using the Internet, telephone, fax, email or in person. We will not pay our employees and Directors any additional compensation for these services.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our stock (including our Series A-1 Preferred Stock counted on an as-converted to common stock equivalent basis) entitled to vote at the Record Date is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Where Do I Attend the Meeting?

The 2012 Annual Meeting will be held at 2:00 p.m. (EDT) on Wednesday, June 13, 2012, at our corporate headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151. When you arrive at our headquarters, signs will direct you to the appropriate meeting room. You need not attend the 2012 Annual Meeting in order to vote. In order to obtain directions to attend the 2012 Annual Meeting in person, please call Dawn Oxley at 703-653-3111.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 23, 2012 for (a) the executive officers named in the Summary Compensation Table set forth elsewhere in this Annual Report (the “named executive officers”), (b) each of our current directors and past directors who served during 2011, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 23, 2012 pursuant to the exercise of options or warrants or the conversion of other securities to be outstanding for the purpose of computing the number of shares and percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the owners of our common stock named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders, including information filed by such stockholders with the SEC. Percentage of ownership is based on 32,377,480 shares of common stock outstanding on April 23, 2012.

	Shares Beneficially Owned
Name and Address**	Number	Percent
Dimensional Fund Advisors, Inc.(1)	2,187,376	6.8%
6300 Bee Cave Road Building 1 Austin, TX 78746-5833
Discovery Group I, LLC(2)	2,635,318	8.1%
191 North Wacker Drive Chicago, IL 60606
Tennenbaum Capital Partners, LLC(3)	8,432,970	22.8%
2951 28th Street, Suite 1000 Santa Monica, CA 90405
Wellington Management Company, LLP(4)	2,750,779	8.5%
75 State Street Boston, MA 02109
Stephen S. Cole(5)	30,800	*
John C. Dorman(6)	104,714	*
Edward D. Horowitz(7)	44,797	*
Bruce A. Jaffe(8)	46,091	*
Donald W. Layden, Jr.(9)	37,468	*
Michael E. Leitner(10)	8,432,970	22.8%
Ervin R. Shames(11)	65,814	*
William H. Washecka(12)	83,391	*
Barry D. Wessler(13)	88,420	*
Joseph L Cowan(14)	709,745	2.2%
Catherine A. Graham(15)	246,225	*
Jeffrey L. Kissling(16)	63,241	*
Erik M. Labiak(17)	78,988	*
Stephen W. Ryan(18)	52,351	*
All directors and executive officers serving during 2011 as a group (14 persons)(19)	10,085,015	26.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only. The address for our directors and executive officers is c/o Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, VA 20151.

(1)	This information is based solely on a Schedule 13G filed by Dimensional Fund Advisors, Inc. (“Dimensional”) with the SEC for the reporting date December 31, 2011. Dimensional, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s) of Dimensional.

(2)	This information is based solely on a Form 13G filed by Discovery Group I, LLC (“Discovery”) with the SEC for the reporting date December 31, 2011. Discovery, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(3)	Includes 4,621,750 shares of common stock that may be issued upon conversion of shares of Series A-1 Preferred Stock. This information is based solely on a Schedule 13D filed by Tennenbaum Capital Partners LLP (“TCP”) with the SEC for the reporting date December 31, 2010. TCP may be deemed the beneficial owner of these shares.

(4)	This information is based solely on a Form 13G filed by Wellington Management Company LLP (“Wellington”) with the SEC for the reporting date December 31, 2011. Wellington, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(5)	Mr. Cole resigned from our Board of Directors on June 17, 2011.

(6)	Includes 8,280 shares issuable upon exercise of options to purchase common stock and 18,637 restricted stock units of which 5,338 vest on June 8, 2012, 7,962 vest on July 1, 2012 and 5,337 vest on September 8, 2012. Mr. Dorman was elected to serve on our Board of Directors effective May 15, 2009 and had been our interim Chief Executive officer from April 2010 to June 2010.

(7)	Includes 8,280 shares issuable upon exercise of options to purchase common stock and 10,492 restricted stock units of which 5,246 vest on June 8, 2012 and 5,246 vest on September 8, 2011.

(8)	Includes 8,280 shares issuable upon exercise of options to purchase common stock and 10,675 restricted stock units of which 5,338 vest on June 8, 2012 and 5,337 vest on September 8, 2012.

(9)	Includes 5,104 shares issuable upon exercise of options to purchase common stock and 11,211 restricted stock units of which 5,606 vest on June 8, 2012 and 5,605 vest on September 8, 2012.

(10)	Mr. Leitner serves on the Board of Directors as the appointed designee of the holders of our Series A-1 Preferred Stock for whom TCP serves as the advisor. This information is based solely on Schedule 13D filed by TCP with the SEC for the reporting date December 31, 2011. Mr. Leitner disclaims any beneficial ownership of these shares.

(11)	Includes 42,220 shares issuable upon exercise of options to purchase common stock and 11,177 restricted stock units of which 5,589 vest on June 8, 2011 and 5,588 vest on September 8, 2011.

(12)	Includes 27,753 shares issuable upon exercise of options to purchase common stock and 11,802 restricted stock units of which 5,901 vest on June 8, 2011 and 5,901 vest on September 8, 2011.

(13)	Includes 23,740 shares issuable upon exercise of options to purchase common stock and 11,132 restricted stock units of which 5,566 vest on June 8, 2011 and 5,566 vest on September 8, 2011.

(14)	Includes 66,520 shares issuable upon the exercise of options to purchase common stock and 392,932 restricted stock units of which 53,533 vest on June 17, 2012, 116,167 vesting on August 15, 2012, 116,167 vesting on February 15, 2013, 53,533 vesting on June 17, 2013, and 53,533 vesting on June 17, 2014,. Mr. Cowan was appointed President and Chief Executive Officer on June 15, 2010.

(15)	Includes 91,740 shares issuable upon the exercise of options to purchase common stock and 58,647 restricted stock units of which 6,163 vest on May 11, 2012, 27,833 vest on August 15, 2012, and 24,651 vest on May 11, 2013. Ms. Graham served as our Executive Vice President and Chief Financial Officer until April 13, 2012.

(16)	Includes 63,241 restricted stock units of which 25,000 vest on August 15, 2012, 13,241 vest on November 8, 2012, and 25,000 vest on February 15, 2013.

(17)	Includes 16,996 shares issuable upon the exercise of options to purchase common stock and 54,180 restricted stock units of which 1,975 vest on May 11, 2012, 22,153 vest on August 15, 2012, 22,153 vest on February 15, 2013, and 7,900 vest on May 11, 2013.

(18)	Includes 50,128 restricted stock units of which 20,363 vest on May 2, 2012, 20,365 vest on May 2, 2013, 4,700 vest on May 2, 2014, and 4,700 vest on May 2, 2015.

(19)	Includes 4,621,750 shares issuable upon conversion of shares of Series A-1 Preferred Stock, 778,397 shares issuable upon the exercise of options to purchase common stock and 10,941 restricted stock units vested on August 1, 2010. See also notes 5 through 18 above for further details concerning such options and restricted stock units. Includes 4,621,570 shares issuable upon the conversion of convertible preferred stock.

BOARD OF DIRECTORS AND OFFICERS

Composition of the Board

Our Bylaws provide that our business is to be managed by or under the direction of our Board of Directors. The members of our Board of Directors are divided into three classes for purposes of election. Our practice has been to elect one class, representing about one-third of the members of the Board, at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of nine members, classified into three classes as follows: (1) Donald W. Layden, Jr., Ervin R. Shames and Barry D. Wessler constitute a class with a term ending at the 2013 Annual Meeting (the “Class I Directors”); (2) William H. Washecka and Joseph L. Cowan and constitute a class with a term ending at the 2014 annual meeting (the “Class II Directors”); and (3) John C. Dorman, Edward D. Horowitz and Bruce A. Jaffe constitute a class with a term ending at the upcoming 2012 annual meeting (the “Class III Directors”). Michael E. Leitner is the appointed designee of the holders of our Series A-1 Preferred Stock, for which Tennenbaum Capital Partners (“TCP”) serves as the advisor, and was elected to the Board by its then-sitting members in December 2006. He is not a member of a class.

Nominees

The Governance Committee recommended and the Board of Directors voted to nominate John C. Dorman, Edward D. Horowitz and Bruce A. Jaffe for election at the 2012 Annual Meeting, each of whom has consented to be nominated, has consented to be named in this proxy statement and to serve, if elected. The directors elected by the stockholders at the annual meeting to serve on the Board will serve until the 2015 annual meeting of stockholders, and until their successors are elected and qualified.

Since Mr. Dorman, Mr. Horowitz and Mr. Jaffe are currently directors of the Company, detailed information regarding their background is included in the “Director Information” section below.

Director Information

Set forth below are the names of the directors whose terms do not expire this year and the persons nominated for election to the Board of Directors at the annual meeting, their ages, their offices in Online Resources, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position
John C. Dorman	61	Chairman of the Board and Chairman of the Governance Committee
Joseph L. Cowan	63	Director, President and Chief Executive Officer
Edward D. Horowitz	64	Director
Bruce A. Jaffe	47	Director
Donald W. Layden, Jr.	54	Director
Michael E. Leitner	44	Director
Ervin R. Shames	71	Director and Chairman of Management Development and Compensation Committee
William H. Washecka	64	Director and Chairman of Audit Committee
Barry D. Wessler	68	Director and Chairman of Risk Management Committee

John C. Dorman has served as our Chairman of the Board since June 2010. Previously, Mr. Dorman was our Co-Chairman from January 2010 through June, 2010, and served as our interim Chief Executive Officer from April 2010 through June 2010. He has been a director since May 2009. Mr. Dorman is a private investor and from October 1998 to August 2003 he served as Chief Executive Officer of Digital Insight Corporation, and served on the board of directors of Digital Insight until the company was acquired in 2007 by Intuit Inc.

Mr. Dorman served as Senior Vice President of the Global Financial Services Division of Oracle Corporation from August 1997 to October 1998; and Chairman and Chief Executive Officer of Treasury Services Corporation, a provider of modeling and analysis software for financial institutions, from 1983 to 1997. Mr. Dorman received a B.A. from Occidental College and an M.B.A. from the University of Southern California. Mr. Dorman’s prior experience as Chief Executive Officer of Digital Insight Corporation, a longtime competitor of Online Resources, gives him insight into our competitive positioning and future prospects.

Joseph L. Cowan has served as our President and Chief Executive Officer since June 2010, and has been a director since June 2010. From June 2009 to June 2010, Mr. Cowan served as a consultant with Vector Capital, a venture capital investment firm. Mr. Cowan served as Chief Executive Officer and a member of the Board of Directors of Interwoven Inc., a provider of content management software, from April 2007 until its acquisition by Autonomy, Inc. in March 2009. He served as Chief Executive Officer and a director of Manugistics Group, Inc., a provider of supply chain management software, from July 2004 to July 2006. From November 2002 to December 2003, Mr. Cowan served as President and Chief Executive Officer and a director of EXE Technologies, Inc., a provider of supply chain execution and warehouse management systems. From April 2001 to November 2002, he served as President and Chief Executive Officer of Invensys Automation & Information Systems, a business unit of Invensys plc. From July 2000 to April 2001, Mr. Cowan served as President and Chief Executive Officer of Wonderware, a business unit of Invensys plc, and from April 1998 to July 2000 he served as senior vice president, sales and marketing, of Wonderware. Mr. Cowan currently serves as a director of Data Direct Networks, a leading provider of storage solutions. Mr. Cowan received a BS degree from Auburn University and an MS degree from Arizona State University.

Edward D. Horowitz has been a director since May 2009. Since May 2008, Mr. Horowitz has provided financial, advisory and technology consulting services through Edslink, LLC, a company which he founded. From May 2005 until May 2008, Mr. Horowitz was the President and Chief Executive Officer of SES Americom, a commercial satellite provider, and a member of the executive committee of its parent company, SES Global. Between July 2000 and May 2005, Mr. Horowitz provided financial, advisory and technology consulting services through Edslink, LLC. From January 1997 to July 2000, Mr. Horowitz was Executive Vice President of Citigroup’s Advanced Development unit, and Chairman of Citigroup’s e-Citi unit. In January 2011 Mr. Horowitz was elected non-executive Chairman of the Board of FairPoint Communications, Inc. He Chairs FairPoint’s Compensation Committee and is a member of its Governance Committee. Mr. Horowitz received a B.S. from City College of New York and an M.B.S. from Columbia University. Mr. Horowitz’s prior experience as Chairman of Citibank’s electronic banking unit, as well as his general experience as a chief executive, give him insight into the Company’s competitive positioning and future prospects.

Bruce A. Jaffe has been a director since May 2009. Since March 2008, Mr. Jaffe has been the General Manager of Three Point Group, LLC, an entity through which he provides corporate consulting and advisory services. From May 2010 to December 2011, Mr. Jaffe served as Chief Financial Officer and Executive Vice President of Corporate Development for Glam Media, Inc., a leader in digital media brand advertising. From December 2005 until February 2008, Mr. Jaffe held the position of Corporate Vice President, Corporate Development at Microsoft Corporation. From April 2003 until December 2005, he was Corporate Vice President and Chief Financial Officer, MSN Division at Microsoft Corporation. Mr. Jaffe also is currently a Guest Lecturer at the University of Washington’s Michael G. Foster School of Business. Mr. Jaffe received a B.S. from the University of California, Berkeley and an M.B.A. from Stanford University. Mr. Jaffe’s financial background, and his experience valuing acquisition opportunities, enhances our ability to evaluate business lines and strategic opportunities.

Donald W. Layden, Jr. has been a director since May 2010. Since October 2009, Mr. Layden has been a partner at Quarles & Brady, LLP, a Milwaukee, WI-based law firm. From October 2009 to November 2011, Mr. Layden also served as an advisor to Warburg Pincus, LLC, a principal investment firm. Since November 2011 Mr. Layden also has served as an operating partner with Baird Venture Partners and Baird Capital Partners, principal investment firms. From October 2004 until October 2009, Mr. Layden was President of the

International Group and Senior Executive Vice President of Corporate Development of Metavante Technologies, Inc., a banking and payments technology company now a part of Fidelity National Information Services, Inc. From March 2008 to October 2009, he also served as General Counsel and Secretary of Metavante Technologies, Inc. From 2000 until 2004, Mr. Layden served as President of NuEdge Systems, LLC, a marketing automation solutions provider. Mr. Layden serves as a director of Firstsource Solutions Limited, TxVia, Inc., and FEI Behavioral Health. Mr. Layden received a B.A. in Economics and Political Science from Marquette University and a J.D. from Marquette University Law School. Mr. Layden’s experience in the banking and payments technology industry provides an important perspective on our competitive positioning and future prospects.

Michael E. Leitner has been a director since February 2007, serving as the appointed designee of the holders of our Series A-1 Preferred Stock for which TCP is the advisor. Mr. Leitner has served as a Managing Director of TCP since 2007, and served as Partner of TCP from 2005 to 2007. Prior to joining TCP in 2005, Mr. Leitner served as Senior Vice President of Corporate Development for WilTel Communications from 2004 to 2005, and served as President and Chief Executive Officer of GlobeNet Communications from 2002 to 2004. Mr. Leitner also has held senior corporate development positions with Microsoft Corporation and 360networks Corp., and was a vice president in the M&A group at Merrill Lynch. Mr. Leitner currently serves as the designee of TCP on the boards of directors of Integra Communications, Inc. and Integra Telecom Inc., and as a board observer to Permacon GmbH. During the past five years, Mr. Leitner has served on the boards of directors of Bridgevine, Inc., Anacomp, Inc., Wild Blue Communications, Ticketmaster, Inc., and Deltacom, Inc. Mr. Leitner holds a B.A. in Economics from the University of California, Los Angeles and a M.B.A. from the University of Michigan. Mr. Leitner’s financial background and his experience valuing acquisition opportunities enhances the Company’s ability to evaluate business lines and strategic opportunities.

Ervin R. Shames has been a director since January 2000. From 1996 to 2008, he was a visiting lecturer in consumer marketing at the University of Virginia’s Darden School of Business. From 1993 to 1995, Mr. Shames served as President and Chief Executive Officer of Borden, Inc., a consumer marketing company. Previously, he served as President of both General Foods USA and Kraft USA. He also served as Chairman, President and Chief Executive Officer of Stride Rite Corporation. Mr. Shames currently serves on the board of directors of Choice Hotels International, where he is lead independent director, chair of the compensation committee, and a member of the audit and governance committees, and on the board of directors of Select Comfort Corporation, where he is a member of the audit and compensation committees. Mr. Shames holds a B.S./B.A. from the University of Florida and an M.B.A. from Harvard University. Mr. Shames’ consumer marketing expertise provides the Company with enhanced insight into targeting end users of our services, and his deep understanding of executive compensation issues permits us to maximize the retention of our management talent.

William H. Washecka has been a director since February 2004 and currently serves on the board of directors of Authentech, Inc. From November 2004 to December 2006, he served as Chief Financial Officer of Prestwick Pharmaceuticals, which specialized in therapies for central nervous system disorders. From 2001 until 2002, Mr. Washecka served as Chief Financial Officer for USinternetworking, Inc., an enterprise and e-commerce software service provider. Previously, Mr. Washecka was a partner with Ernst & Young LLP, which he joined in 1972. During the past five years, Mr. Washecka has served on the boards of directors of Audible, Inc. and of Authentech, Inc. where he is Chairman of the Board and audit committee chair. He has a B.S. in accounting from Bernard Baruch College of New York and completed the Kellogg Executive Management Program. Mr. Washecka’s decades of experience in auditing and accounting improve our internal controls over financial reporting, enhancing the quality of our public financial disclosures.

Barry D. Wessler served as a Co-Chairman of the Board from January 2010 to July 2010, and has been a director since May 2000. Since 1995, Dr. Wessler has been a computer and communications consultant. Previously, Dr. Wessler co-founded GTE Telenet, an early packet switch service company (now Sprint Data). He also served as Chief Executive Officer of Plexsys International, a cellular telephone infrastructure manufacturer, and President of NetExpress, an international facsimile network company. In the 1960’s, while at the Advanced Research Projects Agency, Dr. Wessler directed research for ARPANet, the forerunner of the Internet.

Dr. Wessler has a B.S.E.E. and M.S.E.E. from M.I.T. and a Ph.D. in Computer Science from the University of Utah. Dr. Wessler’s advanced degrees in engineering and computer science, his foundational work on the creation of the Internet, and his experience with the confluence of telecommunications and technology give him a unique and comprehensive understanding of the Company’s business.

Director Independence

Our Board of Directors has determined that all of its members are independent from management under the current standards promulgated by the SEC and by the Nasdaq Global Select Market, with the exception of Joseph L. Cowan and except for John C. Dorman during his service as interim Chief Executive Officer.

Executive Sessions

The independent directors are required under our corporate governance guidelines to meet in executive session without management or any inside directors, and do so at least four times each year.

Board Leadership

The Board is led by its Chairman, Mr. John C. Dorman. The Board maintains a separation between the office of Chairman of the Board and the office of principal executive officer. The Board believes this structure is appropriate to the Company’s current circumstances because it ensures that the Chief Executive Officer, who is accountable to the Board, does not also occupy the position of leader of the Board.

Risk Oversight

The Board maintains a standing Risk Management Committee to assist management in identifying major risks associated with the Company’s activities and review management’s risk control policies to ensure consistent evaluation and mitigation of identified risk across the Company.

Committees of the Board of Directors and Meetings

Meeting Attendance.    During the fiscal year ended December 31, 2011, there were thirteen meetings of our Board of Directors, and the various committees of the Board met a total of twenty times. Other than Mr. Stephen S. Cole, who resigned from our Board of Directors effective June 17, 2011, and Mr. Leitner, no director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during 2011. Mr. Cole attended attended 42% and Mr. Leitner attended 67% of the total number of meetings of the Board and of committees of the Board on which he served during 2011.

Management Development and Compensation Committee.    Our Management Development and Compensation (“MD&C”) Committee met five times during fiscal 2011. The Committee has three members: Ervin R. Shames (Chairman), Edward D. Horowitz and Michael E. Leitner. The MD&C Committee oversees our compensation and organizational matters. Specifically, the MD&C Committee reviews and approves management compensation policies, including target compensation levels for management that are based on industry benchmarks, the design of our annual bonus program and establishment of the program’s goals and the design of our long-term, equity-based incentive program. The MD&C Committee focuses, in particular, on the Chief Executive Officer (“CEO”) and the CEO’s direct reports. The MD&C Committee reviews and recommends goals for the CEO to the Board of Directors and evaluates the CEO together with the Board of Directors. In overseeing our management development policies and practices, the MD&C Committee consults with the CEO on succession plans and more broadly assesses the development and contingency plans for senior management staff. Our Board of Directors has adopted a charter for the MD&C Committee, which is available at www.orcc.com. Please also see the report of the MD&C Committee set forth elsewhere in this proxy statement.

Governance Committee.    Our Governance Committee met five times during fiscal 2011. The Committee has five members, John Dorman (Chairman), Bruce A. Jaffe, Donald W. Layden, Michael E. Leitner and Ervin R. Shames. The Committee evaluates the Board’s and its Committees’ current composition, organization and governance processes. It also identifies and recommends qualified candidates for director consideration and election by stockholders. The Committee conducts an annual assessment of the Board. In consultation with outside compensation experts, the Committee also designs and recommends to the Board of Directors the compensation policies for directors. Together with updates on industry best practices, legal developments and new securities regulations, the Committee recommends changes and adoption of new processes. The Committee also oversees the development and implementation of a Code of Business Conduct and Ethics for all of our Directors, executive officers and employees and develops and recommends to the Board corporate governance guidelines that are applicable to us. For a description of the process used by the Committee in evaluating and recommending director nominees, see “Nomination Process,” below. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com.

Audit Committee.    Our Audit Committee met six times during fiscal 2011. Our Audit Committee has four members, William H. Washecka (Chairman), Bruce A. Jaffe, Donald W. Layden and Barry D. Wessler. Generally, the Audit Committee oversees our accounting policies, consolidated financial statements and our internal audit function. The Board of Directors has determined that all members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by the Nasdaq Global Select Market. The Board of Directors has determined that William H. Washecka is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com.

Risk Management Committee.    Our Risk Management Committee met four times during fiscal 2011. The Committee has three members, Barry D. Wessler (Chairman), Edward D. Horowitz and William H. Washecka. The Risk Management Committee assists management in identifying major risks associated with the Company’s activities and reviews management’s risk control policies to ensure consistent evaluation and mitigation of identified risk across the Company and management’s communication of those policies to the Board. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com.

Director Nomination Process

Our Governance Committee recommends candidates for nomination by the Board for election as directors. The Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In evaluating and determining whether to nominate a candidate for a position on our Board, the Governance Committee will consider the criteria outlined in our corporate governance policy, which include high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Governance Committee utilizes a variety of methods. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2013 Annual Meeting of Stockholders using the procedures set forth in our Bylaws, the stockholder must follow the procedures described in the section entitled “Stockholder Proposals and Nominations For Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating Committee, the stockholder should submit a recommendation to our Secretary at the address set forth on the first page of this proxy statement, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Annual Stockholders’ Meeting Attendance

Director attendance at the Company’s Annual Meeting of Stockholders is optional, and we currently do not expect any non-employee Directors to attend our 2012 Annual Meeting. Joseph L. Cowan was the only director who attended the 2011 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

Generally, stockholders who have questions or concerns regarding the Company may contact our principal executive office at (703) 653-2309. In addition, any stockholder who wishes to address questions regarding our business directly with the Board of Directors, including the non-management directors, should direct his or her questions to the Online Resources Corporation Board of Directors, c/o Corporate Secretary, Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, Virginia 20151. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Examples of inappropriate communications include material that is of a personal nature and unrelated to the business of the Company, as well as material that is profane, defamatory, vulgar or otherwise offensive. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Executive Officers Who Are Not Directors

The following table sets forth certain information regarding our executive officers named in the Executive Compensation Table (“named executive officers”) who are not also members of the Board of Directors. All named executive officers are at-will employees of the Company.

Name	Age	Position
Catherine A. Graham	51	Former Executive Vice President, Chief Financial Officer and Treasurer
Erik M. Labiak	48	Chief Sales Officer
Jeffrey L. Kissling	57	Chief Technology Officer
Stephen W. Ryan	52	Executive Vice President, Software Solutions & Services

Catherine A. Graham joined the Company in March 2002 and served as Executive Vice President, Chief Financial Officer and Treasurer until her resignation, which was effective April 13, 2012. She was responsible for general financial management with particular attention paid to broadening the investor base and exploring strategic business opportunities. She has over 25 years of professional experience in financial disciplines, including technology, restaurant and banking companies. Ms. Graham previously served as Chief Financial Officer of VIA NET.WORKS, Inc., then a publicly-held Internet service provider serving the international ISP markets with subsidiaries in multiple countries. From 1996 to 1998, she served as Vice President of Finance and Investor Relations Officer for Yurie Systems. Prior to her position with Yurie Systems, she served as Chief Financial Officer for Davco Restaurants, Inc., which was then the largest franchisee of Wendy’s restaurants with over 14,000 employees. Ms. Graham received a B.A. in Economics from the University of Maryland and an M.B.A. from Loyola College.

Erik M. Labiak is the Company’s Chief Sales Officer and leads Sales, Account Management and Client Services for Online Resources. He is responsible for driving new banking and biller sales and partnerships, as well as growing existing client relationships. Mr. Labiak joined Online Resources in 2007 as Senior Vice President of eCommerce Sales and Client Services where he has been instrumental in growing that business line. Prior to Online Resources, Mr. Labiak led sales and marketing at Image Processing Systems, an imaging, workflow and accounts payable outsourcing processor to Fortune 500 companies across multiple verticals, and also served as a general manager in the capital goods industry. He is a graduate of Lehigh University, where he received his bachelor’s degree in systems and industrial engineering.

Jeffrey L. Kissling serves as the Company’s Chief Technology Officer and oversees Online Resources’ Technology group. He is responsible for the Company’s technology development, systems operations and management information systems. Mr. Kissling joined Online Resources in 2010, having nearly 30 years of experience in leading engineering and technology teams in various automation and enterprise-class technology businesses. Mr. Kissling served as Chief Technology Officer at Manugistics Group, Inc. (from 2004-06), BAAN (now a unit of SSA Global Technologies, Inc., from 1999-2002), and Invensys Manufacturing and Process Systems, a business unit of Invensys plc (from 1999-2002). He also held senior leadership positions at Interwoven, JDA Software Group, Inc. (which acquired Manugistics Group, Inc.), Soft Systems Engineering, and Wonderware Corp. Mr. Kissling holds a bachelor’s degree in electrical engineering from the Pennsylvania State University and served in the U.S. Navy.

Stephen W. Ryan is our Executive Vice President, Software Solutions & Services and is responsible for Online Resources’ Software Solutions & Services group. This group encompasses the Company’s custom software and solutions, including its ArchitectTM Online Banking and Virtual Collection AgentTM products, as well as all professional services and project management functions. Mr. Ryan joined Online Resources in 2011, bringing more than 20 years of experience developing and launching new financial technology products in U.S. and global markets. Prior to Online Resources, Mr. Ryan held executive roles at Bank of America, First Data, Visa USA, GeoTrust (acquired by VeriSign), and Arcot Systems (acquired by Computer Associates). Most recently, he was the Senior Vice President and co-founder of IronKey, Inc., a mobile security solutions provider for online banking financial services. Mr. Ryan holds a bachelor’s degree in management information systems from Old Dominion University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Online Resources’ compensation programs and should not be interpreted to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Online Resources is committed to best practices in the areas of executive compensation, pay for performance, equity, and independent director compensation. The following table summarizes our policies.

Executive Compensation
The Company does have employment agreements	Yes
Executive compensation is tied to performance	Yes
CEO salary is no more than 2 1/2 times salary of next highest paid named executive officer	Yes

Pay for Performance
Compensation Element	Link to Performance
Base Salary	Base salary increases are linked to individual performance.
Annual Cash Incentives	Annual cash incentives are linked to achieving pre-determined Company objectives, and for 2012, individual objectives.
Long-Term Incentives	Long history of granting performance shares - based on predetermined Company objectives, but temporarily granting time-vested shares only to support retention needs during period of management, operating and technology transition.
Benefits	The Company’s Employee Stock Purchase Plan (the “ESP Plan”) encourages financial performance that drives increased shareholder value.
Ownership Guidelines	The Directors and Officers are subject to ownership guidelines.

Equity
All stock-based incentive plans have been approved by shareholders	Yes
The Company’s RSO Plan does not allow reloads, repricing, stock options issued at a discount to fair market value; or stock options to be transferred by a participant for consideration	Yes
Stock options granted under our RSO Plan are always awarded at an exercise price equal to the closing price of the Company’s common stock reported for the business day before the grant or higher	Yes
The Company has not misdated or backdated stock options	Yes
The Company discloses performance criteria in its stock based compensation plans	Yes, where applicable

Independent Director Compensation
The majority of the director pay package is in the form of Company equity	Yes
The Company’s Director Stock Ownership Guidelines targets directors to own Company equity worth at least 5X the annual retainer	Yes
The director pay package is regularly benchmarked to market and reviewed by an Independent Compensation Consultant	Yes
The Company uses stock options as part of the director pay package	The Company uses time based restricted stock units
The Company does not have a director retirement program	Yes
The Company does not offer perquisites to directors	Yes
The Company only reimburses for expenses relating to service as a director	Yes
A director who is an employee of the Company does not receive any compensation for services as a director	Yes

The MD&C Committee of our Board of Directors is responsible for establishing and maintaining all of our executive officer and senior management compensation programs. These programs are designed to attract and retain qualified executives and managers, and reward them for delivering value to our stockholders.

The design of our compensation programs is based on pay-for-performance. We target total compensation, including base salary and variable compensation opportunities, at the 50th percentile of market as measured against both our established peer group and similarly situated and sized companies in the geographic markets where we compete for employees. Through our variable compensation opportunities we seek to provide the opportunity to earn total compensation between the 60th and 70th percentiles when we exceed our financial and operating targets and outperform our peers.

Our variable compensation programs have generally provided for 1) cash and/or restricted stock equity compensation tied to performance measures, 2) time-vested equity compensation issued as options that have value only if our stock price increases following their date of grant, and 3) time-vested equity compensation issued as restricted stock units for which the value increases and decreases with the price of our common stock. For 2011 and 2012, however, we have granted, and expect to grant, only time-vested equity in the form of restricted stock units. We have made this change temporarily to support our increased need to retain key employees as we work through a period of significant management, operating and technology transition. We have not changed our belief in, or long-term commitment to, performance-vested equity as an integral part of our compensation structure, and expect to return to this type of equity grant as soon as we complete this transition period.

2011 was the first full year of service for our President and Chief Executive Officer, Joseph L. Cowan, who joined the Company on June 15, 2010. His base salary, along with the base salaries of our other executive officers and senior management, were paid in cash. All annual incentive compensation was paid in cash and all long-term incentive compensation was paid in equity. Payment of annual incentive compensation in cash and long-term incentive compensation in equity reflects the compensation philosophy established by our MD&C Committee.

40% of our President and Chief Executive Officer’s 2011 target total direct compensation was granted in equity. 29% of our Chief Financial Officer’s 2011 target total direct compensation was granted in equity. Through the grant of equity incentives, we seek to align the interests of our management team with the interests of our stockholders, by creating a direct link between compensation and long-term stockholder return. We also believe that enabling our management team to achieve ownership in our Company at levels that are meaningful to them improves our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, equity-based incentive grants are an important element in enabling our management team to build savings for retirement.

Given the high reliance on pay for performance in our compensation structure, the MD&C Committee believes it is important to look at realized compensation versus target compensation. On August 15, 2011, equity grants for long-term incentive compensation were calculated using a $3.00 share price, the then fair market value of our shares of common stock. Though these grants have not yet vested, during the remainder of 2011 and the first quarter of 2012, our price per common share ranged between $2.11 and $3.42, closing at $2.42 on March 30, 2012.

The MD&C Committee, in conjunction with executive management, will continue to review its compensation and benefits programs and make other adjustments if and as it believes necessary or prudent.

Compensation Philosophy and Objectives

•

A Meaningful Portion of Compensation Should be Performance-Based.    We believe that variable compensation tied to Company performance should represent a meaningful portion of total compensation for our executive officers and senior managers, and that the percentage of compensation tied to Company performance should be highest for our executive officers. We generally strive to have between 30% and 50% of our executive officers’ targeted compensation be tied to performance factors through annual cash incentive compensation and performance-vested equity awards. For 2011 and 2012, however, we have granted, and expect to grant, equity only in time-vested awards, thus temporarily reducing the portion of compensation tied to performance factors. This change supports our increased need to retain key employees, including our executive officers, as we work through a period of significant management, operating and technology transition, but we expect to return to granting performance vested equity at the conclusion of this transition period.

•

70% of our President and Chief Executive Officer’s targeted 2011 compensation was “at-risk”, with 10% tied to the achievement of performance factors and an additional 27% in options to purchase common stock that have value only if our stock price increases following their date of grant.

•	Between 52% and 60% of the targeted 2011 compensation for our other executive officers was “at-risk”, with between 20% and 28% tied to the achievement of performance factors.

•

Our Compensation Programs Should Emphasize Stock Ownership.    We believe that stock ownership is a valuable tool to align the interests of managers and employees with those of stockholders. Our Board of Directors has established the following stock ownership guidelines for themselves as well as for executive officers and certain senior managers:

Stock Ownership Guidelines
Board Members	5 times annual cash compensation
Chief Executive Officer	5 times annual base salary
Other Named Executive Officers	3 times annual base salary

Stock ownership is defined to equal the value of owned shares, the vested portion of restricted stock or restricted stock units and any vested options that are in the money. Individuals are given up to four years from the date of hire, promotion to an eligible position or joining the Board to reach the targets. These targets are treated as guidelines, not as an absolute requirement, and the Board takes into account financial hardship or other extenuating circumstances in reviewing cases where targets are not met.

Much of this ownership can be accomplished through grants made as a part of the annual compensation of our Board members and under the RSO Plan, our long-term equity incentive plan, but open market purchases are encouraged to fill out or exceed the guidelines. We also provide the means for broader stock ownership by employees at all levels through our ESP Plan.

•

Our Compensation Programs Must Provide the Opportunity to Achieve Competitive Total Pay.    We need to hire, retain and motivate executive officers and senior managers with the requisite skills and experience to develop, expand and execute on our business opportunities, as this is essential to our success in providing value to stockholders. As such, we benchmark our compensation against companies in our industry sector, with similar operating characteristics or in similar geographies. We target total compensation at the 50th percentile of market as measured against both our established peer group and similarly situated and sized companies in the geographic markets where we compete for employees. We also seek to provide the opportunity to achieve total compensation between the 60th and 70th percentiles when we exceed our own targets and outperform our competition.

•

We Consider Total Compensation in Designing Our Programs.    As a company working through a period of business transition but ultimately targeting a return to growth, we seek executive officers and senior managers who are motivated by the desire to participate in building an expanding, profitable and high quality organization. Since this type of employee values participation in our future growth as much or more than base salary, the MD&C Committee looks at the aggregate of our base salary, annual incentive and long-term equity incentive compensation plans when assessing the adequacy, appropriateness and competitiveness of our compensation structure.

•

Our Compensation Programs Should Reward both Company and Individual Performance.    In determining annual incentive and long-term equity incentive awards, we look primarily to Company performance. However, for our 2012 annual incentive plan, we have established individual performance goals by which 15% to 30% of the participants’ annual cash bonus awards will be determined. Additionally, merit increases to base salaries are weighted heavily towards individual performance and we have spot bonus and other recognition programs to reward individual achievement.

Compensation Program Design

The MD&C committee reviews the design of our total compensation program on a regular basis, incorporating information from a database provided by Equilar, Inc. which aggregates information from proxy statements and other documents filed with the SEC, as well as recommendations and best practices communicated periodically by Towers Watson, an independent compensation consultant.

For 2011, the MD&C Committee made a material modification to plan design by temporarily suspending the Company’s Long-Term Incentive Plan. Instead, the MD&C Committee approved allowing the Company to use the amounts that would have typically been granted under that plan to fund retention grants for selected key employees, regardless of whether they would otherwise participate in the long-term incentive plan. Retention grants were made in two tranches; a time-vested cash grant vesting in one year and a grant of restricted stock units vesting over 18 months. Not all selected key employees received both grants, though many did. This replacement of the Company’s long-term incentive plan with cash and equity retention grants will continue in 2012.

Our compensation program for executive officers and senior management currently consists of:

•	base salary,

•	annual cash incentive compensation, and

•	if selected as a key employee, cash and/or equity-based retention compensation.

Our executive officers and senior management also participate in the broad-based benefits plans that are available to other employees and we avoid additional material perquisites.

We have a severance policy that provides management with guidelines for the application of severance benefits for all levels of employees upon termination without cause. Certain of our executive officers have received assurances that their benefits under this severance policy will not be reduced because of potential future changes to our severance policy. However, the payout of all benefits under our severance policy are subject to our Board’s consideration. We also entered into change in control severance agreements for the benefit of certain executive officers in the event of both (i) a change in control of our Company and (ii) termination of that person under specified circumstances within one year after the change in control. Additionally, we have entered into agreements that provide for severance with certain of our current and former executive officers.

The MD&C Committee regularly requests benchmark compensation studies with regard to executive officer and senior management positions, to ensure that its decisions are based on current market information. Compensation studies provide relevant market data, trends and alternatives to consider when making compensation decisions, and the MD&C Committee uses the study information to construct management compensation plans that are intended to be both competitive and within established target ranges relative to market-median levels. The MD&C Committee uses information from a database provided by Equilar, Inc. which aggregates information from proxy statements and other documents filed with the SEC.

The MD&C Committee has the sole authority to engage and terminate the engagements of any independent compensation consultants. Towers Watson and any other independent compensation consultants engaged by the MD&C Committee are not engaged by management in any other capacity, without the expressed consent of the MD&C Committee, so as to preserve their independence.

In making compensation decisions, the MD&C Committee compares total compensation and its components against a peer group of publicly traded financial technology companies . This peer group, which is reviewed and updated annually, consists of companies in the specific market sectors in which we compete and with annual revenues of between $100 million and $1 billion. Each of the peer group companies has revenues of less than $1.0 billion and market capitalizations and employment levels that are reasonably similar to ours. The MD&C Committee believes the peer group is a reasonable representation of the market for management’s services.

The companies included in the peer group to construct our compensation decisions for 2011 are:

•	ACI Worldwide, Inc.

•	Bottomline Technologies, Inc.

•	CSG Systems International, Inc.

•	Global Cash Access Holdings

•	S1 Corporation.

•	Official Payments Holdings, Inc. (formerly Tier Technologies, Inc.)

•	TNS, Inc.

As a result of the limited number of companies in our peer group, the MD&C Committee also utilized commercially available survey data related to general industry executive compensation to identify market-median and other market elements related to our 2011 and ongoing compensation programs.

Compensation Elements

Base Salary.    Base salaries for our executive officers and senior managers are reviewed and reset annually. Given our total compensation approach and the value our executive and senior management places on participating in current and future growth, base salaries may tend to be underweighted in our compensation structure. The MD&C Committee seeks to benchmark base salaries at approximately the 50th percentile of companies both within our established peer group and similarly situated and sized companies within the geographic areas in which we compete for employees.

In addition to the market data from the peer group and other sources, the MD&C Committee considers other factors in arriving at or adjusting each executive officer’s base salary, including:

•	each executive officer’s scope of responsibilities,

•	each executive officer’s qualifications, skills and experience,

•	internal pay equity among senior executives, and

•	individual job performance, including both impact on current financial results and contributions to building longer-term stockholder value.

Within this framework, annual increases are primarily driven by individual performance.

Annual Incentive Compensation.    We provide annual incentive compensation for our executive officers, senior and mid-level managers under our Annual Incentive Plan. These individuals have the most direct influence over our financial and operating performance, and thus their annual incentive compensation is based on our performance against established performance goals.

The Annual Incentive Plan is designed to drive current period performance consistent with our stated long-term growth, profitability and service quality objectives. The MD&C Committee seeks to establish performance objectives at a level that rewards competitively superior performance with competitively superior compensation. Our annual incentive compensation is paid in cash.

Before the start of each year, the MD&C Committee determines the principal elements of the Annual Incentive Plan for the coming year:

•	performance goals,

•	bonus allocations to be tied to each of the performance goals, and

•	target bonus levels, expressed as either a percentage of salary or a fixed amount for each identified level or title grouping of management.

Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels, and may be reduced to zero, for results that do not fully meet the goals, with the amount of the increase or decrease based on a sliding scale determined by the MD&C Committee.

The MD&C Committee believes that in the context of its total compensation approach, the design of, and payouts under, the 2011 Annual Incentive Plan were fair to both participants and stockholders, and that the plan structure was appropriate.

2011 was the first year in which a participant in our Annual Incentive Plan has exceeded $1 million in annual taxable compensation. As such, we have not previously had the material terms of the performance goals under our Annual Incentive Plan approved by stockholders as would be required to qualify for an exemption from limits on deductibility of compensation under Internal Revenue Code section 162(m) and related regulations. As the amount by which the participant’s compensation exceeded the threshold was immaterial, we are not asking for stockholder approval, but we will continue to monitor compensation levels and will consider submitting the material terms of our performance goals to stockholders if the compensation of any of our executive officers or senior managers materially exceeds this threshold.

Performance Goals and Bonus Allocations.    The MD&C Committee determines both the types of, and the targets for, the annual performance goals. Typical performance goals include annual or other periodic revenue growth or amount, operating profitability growth or amount, core net income growth or amount, free cash flow amount and service quality or other operating performance metrics. Some or all of these performance goals may be established on an adjusted basis, either for ease of measurement or to exclude factors beyond management’s control.

Financial performance goals are linked to our Board-approved budget and operating plan for the applicable period. We targeted our 2011 and 2012 budgets at a 60-70% probability level, which is then also the probability of our executives achieving the established performance targets for those periods.

The MD&C Committee selected the following as the performance goals for the 2011 Annual Incentive Plan:

•	revenue,

•	adjusted core earnings per share, and

•	client retention (as measured by existing client annual contract value lost)

Corporate targets were established for each of these goals and the percentage of bonus payout tied to each of the goals was as follows: The MD&C Committee determined that bonus payouts for all participants, including the executive officers, would be based entirely on achievement of the established corporate performance targets.

Performance Goal	Goal Weighting
Revenue	45%
Core Earnings per Share	45%
Client Retention	10%

2011 Company performance against these established goals was as follows:

Performance Goal	Performance Target (in millions)	Performance Achieved (in millions)
Revenue	$149.1 - 150.5	$154.7
Adjusted Core Earnings per Share	$0.1396 - $0.1578	$0.3641
Client Retention	$11.758 - $11.532	$12.2

Payouts pursuant to the 2011 Annual Incentive Plan were paid in cash on February 29, 2012.

For the 2012 Annual Incentive Plan, the MD&C Committee has selected revenue and adjusted earnings before interest and taxes as its corporate financial performance goals. Financial performance targets have been established for each goal based on our 2012 financial and operating expectations. In place of a non-financial goal, the MD&C Committee has approved individual goals for each member of executive management and instructed management to create supporting individual goals for all participants. The weighting of these individual goals within the bonus calculation will vary depending on the participants’ function in the Company. For 2012, the percentage of bonus payout tied to each of the goals is as follows:

Performance Goal	Goal Weighting
Revenue	35 - 42.5%
Core Earnings per Share	35 - 42.5%
Individual goals	15 - 30%

Annual Incentive Plan payouts to participants, including the executive officers, for 2012 will be based on both the achievement of the established corporate financial performance targets and performance against individual goals. Payouts pursuant to the 2012 Annual Incentive Plan will be made in cash 40% on or about August 1, 2012, 40% on or about December 31, 2012 and 20% on or about March 1, 2013.

Target Bonus Levels.    The MD&C Committee establishes bonus targets for executive officers and certain members of senior management which are percentages of their actual base salaries. Fixed dollar bonus targets were established for other position or title groups within our management team.

Bonus targets are established by the MD&C Committee within its total compensation approach. Factors considered included peer group comparable compensation, internal compensation equity between participants of the same level or title, cash and equity compensation mix at the various levels of management and affordability.

For 2011, bonus targets for our executive officers under the Annual Incentive Plan were:

•	100% of base salary for our President and Chief Executive Officer, and

•	Between 50% and 65% of base salary for other executive officers.

Under the 2011 Annual Incentive Plan, management and executive officers earned bonuses of 138.5% of their targets.

For 2012, the MD&C Committee followed a consistent process and considered similar factors in establishing bonus targets. As in prior year plans, participants may earn up to 150% of their bonus targets for significantly over-achieving against established performance goals.

Long-Term Equity-Based Incentive Compensation.    We have typically made long-term incentive compensation available to our executive officers, senior and mid-level managers, generally in a combination of one or more of time-vested stock options and restricted stock units and performance-vested restricted stock units. Through the grant of these equity incentives, we have sought to align the long-term interests of our management team, including our executive officers, with the long-term interests of our stockholders, by creating a direct link between compensation and stockholder return. However, for 2011, and again for 2012, we have temporarily suspended our usual long-term incentive plan. The MD&C Committee has instead approved allowing the Company to use the amounts that would have typically been granted under that plan to fund retention grants for selected key employees, regardless of whether they would otherwise participate in the long-term incentive plan. This change supports our increased need to retain key employees, including our executive officers, as we work through a period of significant management, operating and technology transition. We expect to reinstate our long-term incentive plan, including the use of performance-vested equity, once we are through this transition period.

Retention Compensation.    In 2011, we instituted a retention compensation program to support our increased need to retain key employees, including our executive officers, as we work through a period of significant management, operating and technology transition. For 2011, retention grants were made to selected key employees in two tranches; a time-vested cash grant vesting in one year and a grant of time-vested restricted stock units vesting over two years. Not all selected key employees received both grants, though many, including our executive officers, did.

The cash grants under our 2011 retention plan totaled $2.2 million, the majority of which were made in March 2011 and vested on March 31, 2012. The restricted stock unit grants had value on their grant dates, the majority of which were in August 2011, totaling $2.1 million. Generally, these grants will vest equally in August 2012 and August 2013.

For our executive officers, their 2011 cash retention grants generally equaled one-third of what their target grants would have been under the suspended long-term incentive plan. Their equity retention grants generally equaled two-thirds of those same plan targets. Other senior managers generally received cash and equity grant values which totaled more than their grant targets under the suspended plan. Their cash retention grants generally equaled half of what their target grants would have been under the suspended plan while their equity grants while their equity grants generally equaled two-thirds of their targets.

The grant values of 2011 retention grants made to our named executive officers were as follows:

	Cash Grant	Equity Grant
President & Chief Executive Officer	$333,000	$697,000
Executive Vice President & Chief Financial Officer	$83,000	$167,000
Chief Sales Officer	$50,000	$133,000
Chief Technology Officer	$109,000	$150,000
Executive Vice President, Software Solutions & Services	—	$192,000

The MD&C Committee has determined that the Company’s retention compensation program should continue in substantially the same form for 2012. We would expect to eliminate this retention program and reinstate our long-term incentive plan, granting both time-vested and performance-vested equity, once we are though this transition period.

Benefits and Perquisites.    We generally avoid perquisites. Our executive officers and senior managers receive the same benefits as are available to our other full-time employees.

Severance Compensation.    Other than the change in control severance agreements described below, we do not have agreements with our executive officers and most of our senior managers that would provide severance benefits upon termination without cause or for good reason. We do have a severance policy that specifies severance benefits for all levels of employees upon termination without cause and certain of our executive officers and senior managers have received assurances that their benefits under this policy will not be reduced because of potential future changes to our severance policy. However, the payout of all benefits under our severance policy are subject to Board consideration.

Under our policy, the severance period for our executive officers, excluding our President and Chief Executive Officer would be calculated as 12 months plus two weeks for every year of service. The Company entered into a separate employment agreement with our President and Chief Executive Officer. The severance period for our President and Chief Executive Officer would be 18 months. For all executive officers, in recognition of the severance period and partial period service already provided, they would receive a lump sum severance payment equal to (i) their base pay at the then current rate, calculated for the severance period, (ii) their bonus target amount at the then current rate, calculated for the severance period, and (iii) the pro rata portion of any bonus for the for the bonus period in effect at the then expected payout rate subject to certain considerations. Additionally, any unvested equity that would have vested during the severance period, calculated as though vesting were monthly, would immediately vest and become exercisable. Our executive officers would also receive the health benefit plan coverage (medical, dental and vision insurance) in effect for they and their family for one year from the date of their termination.

For Joseph L. Cowan, our President and Chief Executive Officer, and our other named executive officers, if termination had occurred on December 31, 2011, the following represents the benefits that would have been paid under our policy:

Name and Principal Position	Severance Period (Months)	Base Salary & Target Bonus ($)	Current Period Pro Rata Bonus ($)		Lump Sum Payment ($)	Value of Post- Termination Benefits ($)(1)	Value of Acceleration of Vesting of Equity Awards ($)(2)	Total Payments & Benefits ($)
Joseph L. Cowan	18	$1,030,000		$—	$1,545,000	$13,912	$821,346	$2,380,258
President and Chief Executive Officer

Catherine A. Graham	16	$412,500		$—	$567,188	$5,197	$149,626	$722,011
Former Executive Vice President and CFO

Erik M. Labiak Chief Sales Officer	14	$337,500		$—	$393,750	$11,396	$64,036	$469,182

Jeffrey L. Kissling Chief Technology Officer	12	$375,000		$—	$390,625	$11,617	$92,543	$494,785

Stephen Ryan Executive Vice President, Software Solutions & Services	12	$360,000	$		$360,000	$7,127	$49,278	$416,405

(1)	Assumes the benefits in effect as of December 31, 2011.

(2)	Assuming the Company’s stock price at the close of business on December 31, 2011, $2.42.

We have also entered into severance agreements and/or employment agreements with a limited number of executive officers of the Company.

Potential Payments upon Termination or Change in Control.    We had and have change in control severance agreements in place for the benefit of certain executive officers in the event of (i) a change in control of our Company and (ii) termination of any such person under specified circumstances within one year after the change in control. In 2011 we had change in control severance agreements in place with Joseph L. Cowan, our President and Chief Executive Officer, and Catherine A. Graham, our Chief Financial Officer. Upon Ms. Graham’s resignation from the Company effective April 13, 2012, the only change in control severance agreement we currently have in place is with Mr. Cowan, as further described below.

The change in control severance agreement has a “double trigger” feature, meaning that two events must occur in order for benefits to be paid to the participant. The first event must be a change in control of our Company, which is defined to be (i) any change in control required to be reported in response to Item 1(a) on Form 10-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Act”); (ii) a third person, including a “group” as such term is used in Section 13(d)(3) of the Act, becoming the owner of 50% or more of the combined voting power of our outstanding common stock, unless such acquisition is approved by a majority of our Board prior to such acquisition; or (iii) the directors on our Board cease for any reason to constitute at least a majority of the Board.

The second event, which must occur within one year after the change of control event, is either (i) the termination of the participant by us for reasons other than cause or disability or (ii) the resignation of the participant from employment for “good reason”. “Good reason” is defined to be any changes in the duties and responsibilities of the participant which are materially inconsistent with the duties and responsibilities of the participant within our Company immediately prior to the change in control, (ii) any material reduction of the participant’s compensation or aggregate benefits, (iii) any required relocation of the participant’s office beyond a 50 mile radius from the location of the participant’s office immediately prior to the change in control, or (iv) any failure by us to obtain the assumption of the change in control severance agreement by a successor of our Company.

In the event the “double trigger” occurs to a participant under the agreement, the participant shall be entitled to two categories of benefits. First, a lump sum severance payment equal to the participant’s average annual salary and bonus target during the three years preceding the change in control, multiplied by 2.99 for each Group A participant (defined to be our executive vice president and chief financial officer). Second, the health benefit plan coverage (medical, dental and vision insurance) in effect for such participant and the participant’s family as of the date of his or her termination shall be provided by us to the participant for one year from the date of the participant’s termination at the same premium rates as charged for employees of ours, as if the participant had continued in employment during such period. In addition, all outstanding options and other equity awards, if any, granted to a participant in the severance plan shall become fully vested and exercisable upon a change in control, and the restricted period with respect to any restricted stock or any other equity award granted to a participant shall lapse immediately upon such change in control. In addition, the benefits under the plan may be modified as necessary to ensure compliance with Section 409A of the Code governing deferred compensation arrangements.

As noted above the Company entered into a separate employment agreement with our President and Chief Executive Officer. In the event the “double trigger” occurs, our President and Chief Executive Officer shall be entitled to two categories of benefits. First, a lump sum severance payment equal to our President and Chief Executive Officer’s average annual salary and bonus target during the three years preceding the change in control, multiplied by 1.5. Second, the health benefit plan coverage (medical, dental and vision insurance) in effect for our President and Chief Executive Officer and the our President and Chief Executive Officer’s family as of the date of his termination shall be provided by us for 18 months from the date of the participant’s termination at the same premium rates as charged for employees of ours, as if he had continued in employment during such period. In addition, if the “double trigger” occurs after 12 months of employment all outstanding options and other equity awards, if any, granted to our President and Chief Executive Officer shall vest as follows: (i) if the share price on the date of the change in control is equal to or less than $7 per share 50% of the unvested equity awards shall vest, (ii) if the share price on the date of the change in control is equal to or greater than $9 per share 100% of the unvested equity awards shall vest, and (iii) if the share price on the date of the change in control is greater than $7 per share but less than $9 per share the vesting percentage will be interpolated on a straight-line basis between 50% and 100% to apply to the unvested equity awards.

For Joseph L. Cowan, our President and Chief Executive Officer and our other named executive officers, if termination had occurred on December 31, 2011, and assuming that no modifications of the benefits were required pursuant to Section 409A of the Code, the following represents the benefits that would have been paid to them under their plans:

Name and Principal Position	Average Salary/Cash Bonus for 3 Preceding Years ($)	Lump Sum Payment ($)(1)	Value of Post- Termination Benefits ($)(2)	Value of Acceleration of Vesting of Equity Awards ($)(3)	Total Payments & Benefits ($)
Joseph L. Cowan	$1,515,000	$2,272,500	$13,912	$475,448	$2,761,860
President and Chief Executive Officer

Catherine A. Graham	$380,342	$1,137,223	$5,197	$209,282	$1,351,702
Former Executive Vice President and CFO (4)

Erik M. Labiak	$337,500	$337,500	$11,396	$136,761	$485,658
Chief Sales Officer

Jeffrey L. Kissling	$375,000	$375,000	$11,617	$153,043	$539,660
Chief Technology Officer

Stephen W. Ryan	$360,000	$360,000	$7,127	$121,310	$488,437
Executive Vice President, Software Solutions & Services

(1)	Payment must be made within 30 days of the date of termination.

(2)	Assumes the benefits in effect as of December 31, 2011.

(3)	Assuming the Company’s stock price at the close of business on December 31, 2011, $2.42.

(4)	Ms. Graham served as our Executive Vice President and Chief Financial Officer until April 13, 2012.

Chief Executive Officer Compensation and Performance

For Joseph L. Cowan, our President and Chief Executive Officer, the MD&C Committee reviews, determines and recommends to the Board for its approval, the level for each compensation elements within its total compensation approach, using competitive benchmark data and methods consistent with those used for our other senior executives.

Mr. Cowan’s compensation was determined by our Board of Directors, subsequent to an assessment of his performance and a recommendation by the MD&C Committee. Mr. Cowan’s performance was assessed by considering the results achieved in relation to the Board approved financial plan and by assessing the results achieved for his 2011 objectives which focused on enacting a revised strategic plan and strengthening the organization’s technical and managerial capabilities. He did not recommend his own compensation nor did he attend the portions of the MD&C Committee or Board meetings where his compensation was being discussed. For 2011, Mr. Cowan did recommend compensation for the other named executive officers, and that compensation was approved by the MD&C Committee.

In connection with his employment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Cowan on June 15, 2010. Mr. Cowan’s employment with the Company is “at will” and may be terminated by Mr. Cowan or the Company at any time and for any reason. Mr. Cowan has agreed to non-competition and non-solicitation covenants during the tenure of his employment and for the 12 and 24 months, respectively, following the termination of his employment. In addition, Mr. Cowan agreed to enter into the Company’s standard Confidentiality and Non-Disclosure Agreement.

In 2011, Mr. Cowan was paid an initial base salary of $500,000, which was increased to $515,000 on his anniversary date based on a review of his first year performance by the MD&C Committee. He was also eligible for a $515,000 annual performance bonus under the Company’s Annual Incentive Plan, subject to achievement of goals and objectives established by the MD&C Committee of the Board. Mr. Cowan earned 138.5% of his prorated target bonus reflecting our performance against 2011 revenue and earnings targets.

In 2011, Mr. Cowan was eligible to receive annual equity awards under the Company’s long-term incentive plan consistent with terms for other senior executives of the Company and in the amount determined by the MD&C Committee. However, the MD&C Committee approved suspending that plan for 2011 in favor of using those amounts to create a cash and equity retention program for key employees. Under the 2011 retention program, Mr. Cowan received a cash retention grant of $333,000, which vested in March 2012, and a grant of time-vested restricted stock units which will vest equally in August 2012 and August 2013.

Mr. Cowan also participates in employee benefit plans and arrangements made available to senior executives of the Company. Additionally, he receives an allowance of up to $36,000 annually for housing and automobile expenses.

Other Named Executive Officer Employment Agreements

Chief Sales Officer    In connection with his employment as Chief Sales Officer, the Company entered into an employment agreement with Mr. Labiak on May 1, 2011. Mr. Labiak’s employment with the Company is “at will” and may be terminated by Mr. Labiak or the Company at any time and for any reason.

In 2011, Mr. Labiak was paid an initial base salary of $225,000. He was also eligible for a $112,500 annual performance bonus under the Company’s Annual Incentive Plan, subject to achievement of goals and objectives established by the MD&C Committee of the Board. Mr. Labiak earned 138.5% of his prorated target bonus reflecting our performance against 2011 revenue and earnings targets.

In 2011, Mr. Labiak was eligible to receive annual equity awards under the Company’s long-term incentive plan consistent with terms for other senior executives of the Company and in the amount determined by the MD&C Committee. However, the MD&C Committee approved suspending that plan for 2011 in favor of using those amounts to create a cash and equity retention program for key employees. Under the 2011 retention program, Mr. Labiak received a cash retention grant of $50,000, which vested in March 31, 2012, and a grant of time-vested restricted stock units which 50% will vest in August 15, 2012 and 50% will vest in February 15, 2013.

Chief Technology Officer.    In connection with his employment as Chief Technology Officer, the Company entered into an employment agreement with Mr. Kissling on November 9, 2010. Mr. Kissling’s employment with the Company is “at will” and may be terminated by Mr. Kissling or the Company at any time and for any reason.

In 2011, Mr. Kissling was paid an initial base salary of $250,000. He was also eligible for a $125,000 annual performance bonus under the Company’s Annual Incentive Plan, subject to achievement of goals and objectives established by the MD&C Committee of the Board. Mr. Kissling earned 138.5% of his prorated target bonus reflecting our performance against 2011 revenue and earnings targets.

In 2011, Mr. Kissling was eligible to receive annual equity awards under the Company’s long-term incentive plan consistent with terms for other senior executives of the Company and in the amount determined by the MD&C Committee. However, the MD&C Committee approved suspending that plan for 2011 in favor of using those amounts to create a cash and equity retention program for key employees. Under the 2011 retention program, Mr. Kissling received a cash retention grant of $100,000, which vested in March 31, 2012, and a grant of time-vested restricted stock units which 50% will vest in August 15, 2012 and 50% will vest in February 15, 2013.

In addition, Mr. Kissling was eligible for a New Hire Inducement Grant of $125,000 which vests over a two year period.

Executive Vice President, Software Solutions & Services.    In connection with his employment as Executive Vice President, Software Solutions & Services, the Company entered into an employment agreement with Mr. Ryan on April 15, 2011. Mr. Ryan’s employment with the Company is “at will” and may be terminated by Mr. Ryan or the Company at any time and for any reason.

In 2011, Mr. Ryan was paid an initial base salary of $240,000. He was also eligible for a $120,000 annual performance bonus under the Company’s Annual Incentive Plan, subject to achievement of goals and objectives established by the MD&C Committee of the Board. Mr. Ryan earned 138.5% of his prorated target bonus reflecting our performance against 2011 revenue and earnings targets.

In addition, Mr. Ryan was eligible for a New Hire Inducement Grant of $240,000 comprised of a combination of restricted stock and incentive stock options which vests over a two year period.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph L. Cowan	2011	$501,022	$9,575	$696,999	$—	$—	$—	$36,000	$1,243,596
President and Chief	2010	$266,611	$269,877	$2,742,588	$1,242,594	$—	$—	$—	$4,521,670
Executive Officer(3)	2009	$—	$—	$—	$—	$—	$—	$—	$—

Catherine A. Graham	2011	$243,033	$145,746	$166,998	$—	$—	$—	$—	$555,777
Former Executive Vice President,	2010	$220,303	$—	$301,373	$—	$—	$—	$—	$521,675
Chief Financial Officer and	2009	$208,699	$—	$143,159	$75,250	$—	$—	$—	$419,097
Treasurer(2)

Erik M. Labiak	2011	$329,439	$—	$132,915	$—	$—	$—	$—	$462,354
Chief Sales Officer(4)

Jeffrey L. Kissling	2011	$241,014	$—	$150,000	$—	$—	$—	$—	$391,014
Chief Technology Officer(5)

Stephen W. Ryan	2011	$155,027	$—	$268,736	$76,742	$—	$—	$—	$500,505
Executive Vice President, Software Solutions & Services(6)

(1)

The values represent the dollar amounts for the years shown of the aggregate grant date fair value of stock and option awards granted in those years in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the

Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. See our Annual Reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009 for complete descriptions of the assumptions made in the valuation of the option and stock awards. The following table compares the probable outcome of certain performance based stock awards granted to our named executive officers that are included in the table to the maximum value that could be earned.

	Probable Outcome of Performance Awards			Maximum Value at Grant Date
Name	2009	2010	2011	2009	2010	2011
Joseph L. Cowan	$—	$2,242,593	$696,999	$—	$2,242,593	$696,999
Catherine A. Graham	$67,909	$88,188	$166,998	$121,267	$176,374	$166,998
Erik M. Labiak	$—	$—	$132,915	$—	$—	$132,915
Jeffrey L. Kissling	$—	$—	$150,000	$—	$—	$150,000
Stephen W. Ryan	$—	$—	$191,994	$—	$—	$191,994

(2)	Ms. Graham served as our Executive Vice President and Chief Financial Officer until her resignation, which was effective April 13, 2012.

(3)	Mr. Cowan was appointed President and Chief Executive Officer on June 15, 2010.

(4)	Mr. Labiak was appointed Chief Sales Officer on May 1, 2011.

(5)	Mr. Kissling was appointed Chief Technology Officer on November 8, 2010.

(6)	Mr. Ryan was appointed Executive Vice President, Software Solutions & Services on April 15, 2011.

Grant of Plan-Based Awards

The following table summarizes the plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2011. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table that follows.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Joseph L. Cowan	8/15/2011	$—	—	—	—	—	—	232,333	—	$—	$3.00	$697,000
Catherine A. Graham	8/15/2011	$—	—	—	—	—	—	55,666	—	$—	$3.00	$167,000
Erik M. Labiak	8/15/2011	$—	—	—	—	—	—	44,305	—	$—	$3.00	$132,915
Jeffrey L. Kissling	8/15/2011	$—	—	—	—	—	—	50,000	—	$—	$3.00	$150,000
Stephen W. Ryan	5/2/2011	$—	—	—	—	—	—	50,129	—	$—	$3.83	$191,994
Stephen W. Ryan	5/2/2011	$—	—	—	—	—	—	—	20,037	$3.83	$3.83	$76,742

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option and stock awards held by our named executive officers at December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joseph L. Cowan	266,080	199,560	—	$4.67	6/17/2017	392,933	$950,898	—	—
Catherine A. Graham	103,402	—	—	$3.20	3/18/2012	67,992	$164,541	18,488	$44,741
Catherine A. Graham	6,000	—	—	$8.59	12/31/2014	—	—	—	—
Catherine A. Graham	6,000	—	—	$6.21	12/11/2013	—	—	—	—
Catherine A. Graham	6,955	—	—	$11.05	12/30/2015	—	—	—	—
Catherine A. Graham	6,216	—	—	$11.05	1/1/2013	—	—	—	—
Catherine A. Graham	11,317	—	—	$9.70	1/16/2014	—	—	—	—
Catherine A. Graham	12,224	—	—	$12.01	1/2/2015	—	—	—	—
Catherine A. Graham	4,923	—	—	$10.24	2/28/2015	—	—	—	—
Catherine A. Graham	38,105	12,701	—	$3.44	3/6/2016	—	—	—	—
Erik M. Labiak	12,194	4,064	—	$3.44	3/6/2016	56,513	$136,761	—	—
Erik M. Labiak	1,379	—	—	$10.24	2/28/2015	—	—	—	—
Erik M. Labiak	3,423	—	—	$12.01	1/2/2015	—	—	—	—
Jeffrey L. Kissling	—	—	—	—	—	63,241	$153,043
Stephen W. Ryan	20,037	20,037	—	$3.83	5/2/2018	50,128	$121,310	—	—

(1)	The following number of stock options vest on the following dates:

Joseph L. Cowan		Catherine A. Graham		Erik M. Labiak
Number of Options	Vest Date	Number of Options	Vest Date	Number of Options	Vest Date
66,520	6/15/2012	12,701	1/1/2012	4,064	1/1/2012
66,520	6/15/2013
66,520	6/15/2014

Jeffrey L. Kissling		Stephen W. Ryan
Number of Options	Vest Date	Number of Options	Vest Date
—	—	5,010	5/2/2012
		5,009	5/2/2013
		5,009	5/2/2014
		5,009	5/2/2015

(2)	The following number of shares vest on the following dates:

Joseph L. Cowan		Catherine A. Graham
Number of Shares	Vest Date	Number of Shares	Vest Date
53,533	6/15/2012	6,163	5/11/2012
116,167	8/15/2012	27,833	8/15/2012
116,167	2/15/2013	27,833	2/15/2013
53,533	6/17/2013	6,162	5/11/2013
53,533	6/17/2014

Erik M. Labiak		Jeffrey L. Kissling
Number of Shares	Vest Date	Number of Shares	Vest Date
2,333	1/1/2012	25,000	8/15/2012
22,152	2/15/2013	13,241	11/8/2012
1,975	5/11/2012	25,000	2/15/2013
22,153	8/15/2012
1,975	5/11/2013
5,925	5/11/2013

Stephen W. Ryan
Number of Shares	Vest Date
15,665	5/2/2012
4,698	5/2/2012
15,665	5/2/2013
4,700	5/2/2013
4,700	5/2/2014
4,700	5/2/2015

(3)	The following number of RSO Plan incentive plan shares vest on the following dates:

Joseph L. Cowan		Catherine A. Graham
Number of Shares	Vest Date	Number of Shares	Vest Date
—	—	18,488	5/11/13

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options and vesting of restricted stock units for our named executive officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. Cowan	—	$—	160,599	$596,358
Catherine A. Graham	—	$—	40,159	$181,254
Erik M. Labiak	—	$—	5,120	$22,050
Jeffrey L. Kissling	—	$—	13,242	$36,151
Stephen W. Ryan	—	$—	—	$—

Pension Benefits

The table disclosing the actuarial present value of our named executive officers accumulated benefit under defined benefits plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year is omitted because we do not have a defined benefit plan for named executive officers. The only retirement plans available to named executive officers in 2011 were our qualified 401(k) savings and retirement plan, which is available to all employees.

Non-Qualified Deferred Compensation

The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, and each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans is omitted because we had no non-qualified deferred compensation plans or benefits for named executive officers or other employees in 2011.

Change-in-Control Arrangements

Under our RSO Plan, with respect to grants made before January 1, 2010, the grants to all employees who were employed for at least two years prior to a change of control vest upon a change of control. For all other employees, their grants under this plan shall vest upon the one year anniversary of the change of control or as to any of such employees whose employment is terminated prior to such anniversary, upon the date of termination. With respect to grants made after December 31, 2009, in the event of a change of control grants to any employee will vest upon termination of the employee’s employment if such termination was by the Company other than for cause or by the employee for good reason and if such termination occurs on or before the first anniversary of a change of control. Please also refer to our prior discussion in the “Potential Payments Upon Termination or Change in Control” section, above.

Director Compensation

Each non-employee Director receives a one-time option to purchase shares of the Company’s common stock with a fair market value of $55,000 (with an exercise price at the fair market value of the common stock at the time of grant) at the beginning of his or her initial term. The stock option vests annually over three years. Additionally, each non-employee Director receives annually: (i) a fee of $39,000; (ii) stock awards with a fair market value of $55,000; (iii) an additional fee of $5,000 for serving as chair of the Audit Committee, $3,750 for serving as chair of the Compensation Committee, $2,500 for serving as chair of the Risk Committee, and $2,000 for serving as chair of the Special Committee (which is a temporary committee, consisting solely of independent directors Messrs. Layden (as chair), Dorman, Jaffee and Washecka, chartered in November 2011 to review and report to the Board regarding potential strategies to restructure the Company’s capital and further enhance stockholder value); (iv) an additional stock award with a fair market value of $5,000 for serving as chair of the Audit Committee, $3,750 for serving as chair of the Compensation Committee, $2,500 for serving as chair of the Risk Committee, and $3,000 for serving as chair of the special committee; (v) an additional fee of $2,500 for serving as a member of the Audit Committee, $1,500 for serving as a member of the Compensation Committee, and $1,000 for serving as member of the Risk, Governance or Special Committee; (vi) an additional stock award with a fair market value of $2,500 for serving as a member of the Audit Committee, $1,500 for serving as a member of the Compensation Committee and $1,000 for serving as member of the Risk, Governance or Special Committee; and (vii) an additional fee of $1,500 per meeting for Board meetings in excess of 7 meetings, Audit Committee meetings in excess of 6 meetings, and for all other committee meetings in excess of 4 each. The cash fees are paid by the Company in quarterly installments. The stock awards are granted at the beginning of each annual term and they vest over the course of one year. We reimburse Directors for expenses they incur in connection with attending Board and committee meetings. The Company’s employee Director and the Director designee of the holders of our Series A-1 Preferred Stock do not receive any compensation for their participation in Board or committee meetings.

The following table summarizes the cash, equity awards and other compensation earned, paid or awarded to each of our independent Directors during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John C. Dorman	$36,125	$158,501	$—	$—	$—	$—	$194,626
Stephen S. Cole(2)	$13,550	$—	$—	$—	$—	$—	$13,550
Donald W. Layden, Jr.	$37,076	$61,498	$—	$—	$—	$—	$98,574
Edward Horowitz	$35,250	$57,502	$—	$—	$—	$—	$92,752
Bruce A. Jaffe	$36,576	$59,701	$—	$—	$—	$—	$96,277
Michael E. Leitner	$—	$—	$—	$—	$—	$—	$—
Ervin R. Shames	$38,376	$61,253	$—	$—	$—	$—	$99,629
William H. Washecka	$40,326	$64,702	$—	$—	$—	$—	$105,028
Barry D. Wessler	$38,876	$61,003	$—	$—	$—	$—	$99,879

(1)	The values represent the aggregate grant date fair value of stock awards granted in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named Directors. See our Annual Reports on Form 10-K for the years ended December 31, 2011, 2010 and 2009 for complete descriptions of the assumptions made in the valuation of the stock awards.

(2)	Mr. Cole resigned from our Board of Directors effective June 17, 2011.

As of December 31, 2011, the number of aggregate shares underlying outstanding option awards held by the Directors is as follows:

Name	Option Awards Outstanding
Joseph L. Cowan	266,080
Stephen S. Cole(1)	*
John C. Dorman	12,420
Edward A. Horowitz	12,420
Bruce A. Jaffe	12,420
Donald W. Layden, Jr.	15,310
Ervin R. Shames	40,328
William H. Washecka	27,753
Barry D. Wessler	23,740

(1)	Mr. Cole resigned from our Board of Directors effective June 17, 2011.

COMPENSATION COMMITTEE REPORT

The MD&C Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the MD&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

Edward D. Horowitz

Michael E. Leitner

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Global Select Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements, systems integrity and security procedures and the quality of internal and external audit processes. The Committee’s role and responsibilities are set forth in its charter adopted by the Board. The Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing Online Resources’ overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Online Resources’ independent registered accountants. In fulfilling its responsibilities for the consolidated financial statements for 2011, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011 with management and KPMG LLP, Online Resources’ independent auditors for that period;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•

Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Online Resources Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

MEMBERS OF THE ONLINE RESOURCES

CORPORATION AUDIT COMMITTEE

William H. Washecka, Chairman

Bruce A. Jaffe

Donald W. Layden, Jr.

Barry D. Wessler

PERFORMANCE GRAPH

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during the period commencing on December 31, 2005 and ending on December 31, 2011 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between our share price at the end and the beginning of the measurement period; by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market and the Interactive Week Internet Index (IIX) during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

Comparison of Cumulative Total Return Among Online Resources Corporation,

Nasdaq Stock Market and Interactive Internet Week Index

	Fiscal Year Ended December 31,
	2005	2006	2007	2008	2009	2010
Online Resources Corporation, Common Stock	$100	$92	$108	$43	$48	$42
Interactive Week Internet Index (IIX)	$100	$110	$120	$72	$103	$120
Nasdaq Stock Exchange Composite Index	$100	$114	$131	$76	$133	$175

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2011 all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act were filed on a timely basis, except that due to administrative errors, the following report was filed late. A Form 4 for Catherine A. Graham that was due May 13, 2011 was filed on August 17, 2011.

ELECTION OF DIRECTORS

(Proposal 1)

Our Board of Directors currently consists of nine members, classified into three classes as follows: (1) John C. Dorman, Edward D. Horowitz and Bruce A. Jaffe constitute a class with a term ending at the 2012 annual meeting (the “Class I Directors”); (2) Donald W. Layden, Jr., Ervin R. Shames and Barry D. Wessler constitute a class with a term ending at the 2013 Annual Meeting (the “Class II Directors”); and (3) Joseph L. Cowan and William H. Washecka constitute a class with a term ending at the 2014 annual meeting (the “Class III Directors”). Michael E. Leitner serves as the appointed designee of the holders of our Series A-1 Preferred Stock for whom Tennenbaum Capital Partners, LLC serves as the advisor, and he is not a member of a class. At each annual meeting of our stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Governance Committee recommended and the Board of Directors voted to nominate John C. Dorman, Edward D. Horowitz and Bruce A. Jaffe for election at the 2012 Annual Meeting for a term of three years, each of whom has consented to be nominated, has consented to be named in this proxy statement and serve, if elected. The directors elected by the stockholders at the annual meeting to serve on the Board will serve until the 2015 annual meeting of stockholders, and until their successors are elected and qualified. The Class II Directors and the Class III Directors will serve until our annual meeting of stockholders to be held in 2013 and 2014, respectively, and until their respective successors are elected and qualified.

Unless authority to vote for any of these nominees is withheld, any shares voted by the enclosed proxy card will be voted FOR the election of John C. Dorman, Edward D. Horowitz and Bruce A. Jaffe as members of the Board of Directors. In the event that any nominee becomes unable or unwilling to serve, the Company may nominate a substitute nominee and such person will be named and information regarding such person will be provided to stockholders in a proxy supplement and revised proxy card disseminated at that time.

A plurality of the votes of the shares present in person or represented by proxy at the 2012 Annual Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN C. DORMAN, EDWARD D. HOROWITZ AND BRUCE A. JAFFE AS MEMBERS OF THE COMPANY’S BOARD OF DIRECTORS UNDER PROPOSAL 1 ON THE PROXY CARD, AND PROXIES GRANTED WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal 2)

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending December 31, 2012. The Board proposes that the stockholders ratify this appointment. KPMG audited our consolidated financial statements for the fiscal year ended December 31, 2011. We expect that representatives of KPMG will be present at the meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG for the audit of our annual consolidated financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by KPMG during those periods.

	2011	2010
Audit fees(1)	$1,060,498	$1,147,499
Audit related fees	—	—
Tax and all other fees	—	—

Total	$1,060,498	$1,147,499

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as reviews of our quarterly reports on Form 10-Q, compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and research to comply with generally accepted accounting principles.

All of the services set forth above in the categories were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

Although stockholder ratification is not required, the selection of KPMG is being submitted for ratification at the 2012 Annual Meeting with a view towards soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG’s selection is not ratified at the 2011 Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The

Audit Committee may terminate KPMG’s engagement as our independent accountants and engage other independent accountants without the approval of our stockholders whenever the Audit Committee deems appropriate.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the 2012 Annual Meeting is required to ratify the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS UNDER PROPOSAL 2 ON THE PROXY CARD, AND PROXIES GRANTED WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ADVISORY VOTE ON OVERALL PAY-FOR-PERFORMANCE

EXECUTIVE COMPENSATION PROGRAM

(Proposal 3)

This proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program. The Company recommends that the shareholders approve the Company’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.

The Management Development and Compensation Committee and the Board of Directors believe that the executive compensation program, as described in the Compensation Discussion and Analysis and other sections noted in the resolution, reflects a pay-for-performance culture at the Company that is rooted in the Corporation’s values. The Management Development and Compensation Committee and Board of Directors believe that the executive compensation program is rational and effective in that is aligns the interests of the executives with both the short and long-term interests of the Company’s shareholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision, the Board of Directors asks that stockholders consider the following:

•

The Company’s executive compensation program is incentive based and reflects a pay-for-performance culture.    In 2011, 70% of our President and Chief Executive Officer’s targeted 2011 compensation was “at risk”, with 10% tied to the achievement of performance factors and an additional 27% in options that have value only if our stock price increases following their date of grant. As it has traditionally done, the MD&C Committee will structure the executive compensation program in future years so that a meaningful portion of the total target compensation for the Chief Executive Officer will be tied to company performance. Our Chief Financial Officer’s compensation program was variable and tied to Company performance for 2011.

•

The Company’s executive compensation program relies heavily on stock-based awards.    The Management Development and Compensation Committee generally believe that members of Executive Management should accumulate meaningful equity stakes over time to further align their economic interests with the interest of shareholders, thereby promoting the Company’s objective of increasing shareholder value. Consistent with this philosophy, the Company employs equity ownership as a principal component of the executive compensation program. In addition the Chief Executive Officer was required to purchase common stock with a value of $500,000 and the Company grants an equal number of matching shares. Both the matching shares and the purchased shares may not be sold by the Chief Executive Officer until after termination of employment.

•

The Company offers limited perquisites.    Other than providing for our Chief Executive Officer an allowance of up to $36,000 annually for temporary housing and automobile expenses, the Company does not offer perquisites.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The MD&C Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE COMPENSATION PROGRAM UNDER PROPOSAL 3 ON THE PROXY CARD, AND PROXIES GRANTED WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

AMENDMENT OF THE AMENDED AND RESTATED

2005 RESTRICTED STOCK AND OPTION PLAN

(Proposal 4)

We propose amending: (i) Section 5.1 of the RSO Plan to increase the maximum number of authorized shares reserved under and subject to the Plan to 6,050,000 total shares; and (ii) Section 6.8 of the RSO Plan to clarify that shares withheld to pay taxes are included as issued shares for purposes of this numerical share limitation under the Plan.

Increase in Authorized Plan Shares

Equity is a key component in our ability to attract, motivate and retain high quality employees. To date, we have granted performance-vested restricted stock units, time-vested restricted stock units and time-vested options representing 3.5 million of our 4.3 million authorized shares. The remaining 0.8 million authorized shares are not sufficient for us to continue our program of making the equity grants that we believe appropriately align management and stockholder interests.

We are only requesting additional shares sufficient to meet our short-term needs as we would rather come back to stockholders in 2014 than ask stockholders to commit to additional dilution now.

The Board of Directors has approved, and recommends that the stockholders approve, an amendment to Section 5.1 of the RSO Plan to increase the maximum number of shares reserved under the RSO Plan by 1.75 million shares, from 4.3 million to a total of 6.05 million shares. Additionally, this amendment will clarify, under Section 6.8 of the Plan, that shares withheld to pay taxes are included as issued shares for purposes of the foregoing numerical share limitation. We believe that stockholders should approve the requested RSO Plan share increase for the following reasons:

•	Our compensation philosophy emphasizes stock ownership.

•	A meaningful portion of management compensation is performance-based.

•	Our management compensation is the lowest among its peer group and the use of equity has allowed us to moderate compensation levels.

•	We have already adjusted compensation to reflect market conditions.

•	We maintain a stockholder-friendly equity compensation plan that:

•	has a “double-trigger” for acceleration of vesting upon change in control for grants after December 31, 2009.

•	prohibits the reuse of shares.

•	prohibits “reload” options.

•	prohibits repricing or discounted awards.

•	requires minimum vesting periods.

•	requires stockholder approval for material plan amendments.

•	prohibits the payment of dividends on unvested performance-based awards.

•	is administered solely by independent directors.

The number of awards that may be granted in 2012 under the RSO Plan cannot be determined at this time. The table below shows, as to each of the directors, named executive officers and the various indicated groups, the aggregate number of shares of common stock subject to restricted stock unit grants under the RSO Plan during 2011.

Name and Principal Position	Number Restricted Stock Units Granted	Number of Performance- Based Restricted Stock Unit Rights (1)
Stephen S. Cole	—	—
John C. Dorman	53,198	—
Edward D. Horowitz	20,986	—
Bruce A. Jaffe	21,781	—
Donald Layden	22,425	—
Michael E. Leitner	—	—
Ervin R. Shames	22,355	—
William H. Washecka	23,606	—
Barry D. Wessler	22,264	—
Joseph L Cowan	232,333	—
Catherine A. Graham	55,666	—
Jeffrey L. Kissling	50,000	—
Erik M. Labiak	44,305	—
Stephen W. Ryan	—	—
All current executive officers as a group (6 persons)	420,804	—
All current non-employee directors as a group (7 persons)	186,615	—
Non-executive officer employee group	276,427	—

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2005 RESTRICTED STOCK AND OPTION PLAN TO (i) INCREASE THE MAXIMUM NUMBER OF AUTHORIZED SHARES RESERVED UNDER AND SUBJECT TO THE PLAN TO 6,050,000 TOTAL SHARES AND (ii) TO CLARIFY THAT SHARES WITHHELD TO PAY TAXES ARE INCLUDED AS ISSUED SHARES FOR PURPOSES OF THIS NUMERICAL SHARE LIMITATION.

DESCRIPTION OF THE RSO PLAN

At our May 4, 2005 Annual Meeting, our stockholders approved the RSO Plan. The continuing purpose of the RSO Plan is to provide compensation and incentives to our eligible employees and independent directors. The RSO Plan was amended at our May 21, 2008 Annual Meeting to increase the number of shares reserved under the plan from 1.7 million to 3.5 million, and was further amended by the Board of Directors on October 10, 2008 and October 23, 2009. The RSO Plan containing all the prior amendments was filed as Exhibit 99.2 to our Form 8-K filed with the SEC on October 29, 2009. This filing is incorporated herein by reference and this discussion of the Amended and Restated 2005 Plan is qualified in its entirety by reference to this filing.

Set forth below are brief descriptions of: (1) the types of Awards that can be granted and the material operative provisions of the Amended and Restated 2005 Plan; and (2) the Federal tax consequences to participants and to the Company of the incentives provided under the RSO Plan.

Administration.    The Amended and Restated 2005 Plan is administered generally by the Compensation and Management Development Committee. With respect to awards made under the RSO Plan to non-employee directors, the RSO Plan is administered by the Governance Committee of the Company’s Board of Directors (the “Board”). The RSO Plan uses the term “Administrator” to refer to any appointed committee that administers the RSO Plan. The Administrator has broad discretion to make and modify awards, to document Awards and to construct and interpret the terms of the RSO Plan and any agreements setting forth the terms and conditions of an Award (“Award Agreements”).

Eligible Persons.    The Administrator has the discretion to grant Awards pursuant to the RSO Plan in order to promote the Company’s long-term growth and profitability by using the Awards to attract, retain and motivate selected directors, officers, employees, consultants, or other service providers. Accordingly, each non-employee member of the Board and each executive officer has an interest in Proposal No. 4. As of April 23, 2012, approximately 76 employees (including executive officers) are eligible to participate in the RSO Plan. All non-employee directors (7 persons) are eligible to participate in the RSO Plan.

Shares Available for Grants.    If the stockholders approve this proposal, the RSO Plan will reserve 6,050,000 shares of Company common stock for Awards. The shares available under the RSO Plan may be authorized but unissued common stock, or common stock reacquired by the Company. Subject to any required action by the Company’s stockholders, the number of shares covered by each outstanding Award, the number of shares available for Awards, the number of shares that may be subject to Awards to any one participant, and the price per share (if any) covered by each such outstanding Award will be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of common stock, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company other than the conversion of any convertible securities.

Notwithstanding the foregoing, (i) shares tendered in payment of the exercise price of an option, (ii) shares withheld by the Company to satisfy any tax withholding obligation with respect to an Award, and (iii) Shares that are repurchased by the Company on the open market with the proceeds of the exercise of an option, may not again be available for issuance in connection with Awards under the RSO Plan. Also notwithstanding the foregoing, if a Stock Appreciation Right (described below) is settled in shares, the shares representing the excess, if any, of (a) the number of shares subject to the Stock Appreciation Right, over (b) the number of shares delivered in settlement of the Stock Appreciation Right may not again be available for issuance in connection with Awards under the RSO Plan. Also notwithstanding the foregoing, the maximum number of shares that may be issued pursuant to incentive stock options (ISOs) is 350,000 and the maximum number of Shares that may be issued in connection with Awards under the RSO Plan that are neither options nor Stock Appreciation Rights is 5,175,000.

All of the foregoing adjustments will be made by the RSO Plan Administrator, whose determination in such respect will be final.

Types of Awards.    The RSO Plan permits the Company to award stock options, stock appreciation rights (“SARs”), restricted shares or restricted units, or other performance awards, as described below.

Options.    Options to purchase shares of the Company’s common stock may be either incentive stock options (within the meaning of Section 422 of the Code) or nonqualified stock options (i.e., an option which does not qualify as an incentive stock option) (“Nonqualified Stock Options”). The per share purchase price (i.e., the “exercise price”) under each option is established by the Administrator at the time the option is granted and may not be less than 100% of the fair market value of a share on the date the option is granted (110% in the case of an incentive stock option grant to a ten-percent stockholder).

Each option granted will be for such term as the Administrator determines, but no option will be exercisable later than ten years after its grant date (or five years in the case of an incentive stock option granted to a ten-percent stockholder, of which there are currently none). The exercise price of an option must be paid (i) in cash, (ii) by transferring shares (valued at fair market value as of the date the shares are tendered) owned for at least six months to the Company, or (iii) a combination of the foregoing, including any cashless exercise mechanism or promissory note, in each case, upon such terms and conditions as determined by the Administrator. Under applicable law, executive officers and directors are not eligible to exercise options with promissory notes.

Subject to stockholder approval for a broad-based buy-out offer, and subject to any other approval requirements that may apply (in either case, as the Administrator determines in its sole discretion), the Administrator may at any time offer to buy out an option in exchange for a payment in cash or shares, based on terms and conditions that the Administrator shall establish and communicate to the participant at the time the offer is made.

Stock Appreciation Rights.    Stock Appreciation Rights (“SARs”) may be granted to participants in connection with an option or independently of an option. A SAR permits the grantee to receive, upon exercise, shares equal in value to an amount determined by multiplying (i) the number of shares as to which such SAR is being exercised, by (ii) the excess (or some portion of the excess), if any, of the fair market value per share on the exercise date over the fair market value per share on the grant date of the SAR.

SARs may not vest sooner than over a three-year period, though the Administrator may impose greater vesting requirements or may provide for accelerated vesting in the case of a participant’s termination as a result of death, disability or retirement, or following a change of control.

The Administrator has the same discretion to buy out SARs as it has to buy out options, subject to stockholder approval for a broad-based buy-out offer and any other approval requirements that may apply (as determined by the Administrator in its sole discretion).

Restricted Shares and Restricted Unit Awards.    Restricted shares are awards of shares of the Company’s common stock that the participant must return to the Company if his or her employment or other service with the Company terminates before the shares are vested. Restricted units awards are similar, but shares are not actually transferred to the participant until the vesting criteria are satisfied. As noted above restricted shares and restricted units that do not vest on the basis of the achievement of performance goals are subject to a minimum forfeiture period of three years, except that the Company may award restricted shares that vest more quickly if they are awarded as recruitment or retention incentives or if they are granted in lieu of salary otherwise currently payable in cash, provided that the fair market value of the stock granted is not more than the salary foregone in exchange for the shares.

Performance Awards.    The Administrator may grant performance-based Awards in the form of performance units that the Administrator may, or may not, designate as “Performance Compensation Awards” that are intended to be exempt from Code Section 162(m) limitations. In either case, performance units vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company, or any affiliate. Performance units are payable in shares, cash, or some combination of the two, subject to an individual participant limit of $7.5 million and 750,000 shares per performance period. The Administrator decides the length of performance periods, but the periods may not be less than one fiscal year of the Company.

If the Awards are Performance Compensation Awards, the Administrator will specify in the applicable Award Agreement the performance period to which the Award relates and an objective formula by which to measure whether and the extent to which the Award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the Performance Compensation Award may not be amended or modified in a manner that would cause the compensation payable under the Performance Compensation Award to fail to constitute performance-based compensation under Code Section 162(m).

The possible performance measures for Performance Compensation Awards include basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total stockholder return; and product development, product market share, service quality, research, licensing, litigation, human resources, information services, mergers, acquisitions, and sales of assets of affiliates or business units. Each measure will be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Administrator) and, if permissible under the RSO Plan and applicable law, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from performance period to performance period, and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Limits on Individual Awards.    No participant may receive stock options, SARs or other awards for more than 750,000 shares or that provide a cash payment of more than $7,500,000 in any calendar year.

Agreements Evidencing Awards.    Each Award will be evidenced by a written Award Agreement that will contain such provisions as the Administrator (or a special committee designated by the Administrator) in its discretion deems necessary or desirable.

Conditions on Issuance of Shares.    The Administrator has the discretionary authority to impose, in Award Agreements, such restrictions on shares of common stock as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the Administrator is not required to issue shares or deliver share certificates unless the issuance complies with applicable securities laws and other applicable conditions, and to that end may require that a participant make certain representations. If the Administrator determines that any consent is necessary as a condition of, or in connection with, the granting of any Award, the issuance or purchase of shares or other rights, or the taking of any other action pursuant to the RSO Plan, then the actions will not be taken until the consent has been satisfied.

Amendment and Termination of the Plan; Modification of Awards.    Subject to the stockholder approval requirements described above, the Board of Directors may at any time amend or modify the RSO Plan. In addition, the Board of Directors may, with respect to any shares at the time not subject to Awards, suspend or terminate the RSO Plan. The Administrator may modify an Award, provided that no modification to such Award shall materially reduce the participant’s rights as determined by the Administrator. No amendment, suspension or termination of the RSO Plan or an Award Agreement can, however, alter or impair any rights or obligations under any Award previously granted, without the consent of any affected participant. Unless terminated earlier as provided above, the RSO Plan will expire by its terms on May 4, 2015.

Merger, Sale or other Change of Control.    Unless the Award Agreement provides differently or unless any party to the merger, consolidation, or sale or transfer of the Company assets assumes the Company’s obligations with respect to Awards under the RSO Plan, the unvested portion of Awards made after December 31, 2009 vest in the event the participant’s employment is terminated by the Company without “Cause” or by the participant with “Good Reason” within 12 months following a change of control of the Company. (Awards made before January 1, 2010 are subject to more generous vesting provisions in the case of a change in control; however, the Company does not intend to make any Awards before 2010 from shares not currently authorized for issuance under the Plan.) Unless the Award Agreement provides differently, upon any liquidation or dissolution of the Company as provided in the RSO Plan, all of the rights to any portion of unvested Awards will end, and the Awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

Tax Withholding.    Before any transfer of shares pursuant to the RSO Plan, the participant must satisfy any federal, state, local or foreign withholding tax obligations that may arise in connection with an Award or the issuance of shares. In the absence of any other arrangement, an employee will be deemed to have directed the Company to withhold or collect from his or her compensation the amount necessary to satisfy any tax withholding obligations from the next payroll payment otherwise payable. A participant may satisfy his or her minimum statutory tax withholding obligations by any one or a combination of the following methods that the Administrator may approve in its discretion (i) in cash, (ii) delivering to the Company shares registered in the participant’s name that have a fair market value equal to the amount required to be withheld, or (iii) having the Company retain (or refrain from issuing) a number of shares to be awarded that have a fair market value equal to the amount of tax to be withheld. In the event the Company determines that it is required to withhold income tax in connection with an Award under the RSO Plan, the Participant may be required to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of shares registered in the name of the Participant having a fair market value at the time the Participant becomes subject to income tax equal to the amount to be withheld and that have been held by the Participant for more than six months, (iii) by the Company retaining or not issuing such number of shares subject to the Award as have a fair market value at the time the Participant becomes subject to income tax equal to the amount to be withheld of (iv) any combination of (i), (ii) and (iii) above.

Nontransferability.    Awards may not be sold, pledged, assigned, hypothecated, transferred, or otherwise encumbered or disposed of other than by will or by laws of descent or distribution, and except as specifically provided in the RSO Plan or the applicable Award Agreement. To the extent provided in an Award Agreement or an amendment thereto, participants may transfer Awards (other than incentive stock options) to immediate family members or trusts under specified circumstances.

Financial Effects of Awards.    The Company will receive no monetary consideration for the granting of options and SARs. It will receive no monetary consideration other than the purchase price, if any, paid for common stock purchased upon the exercise of options. Cash proceeds from the sale of common stock issued pursuant to the exercise of options will be added to the general funds of the Company to be used for general corporate purposes. Under the intrinsic value method that the Company follows under applicable accounting standards, recognition of compensation expense is required when options are granted, only to the extent of any excess of the fair market value of the common stock on the date the Award is granted over the exercise price associated with the option. This excess (if any) would be expensed over any vesting period.

The granting of SARs will require charges to earnings of the Company based on the amount of the appreciation, if any, in the market price of the common stock to which the SARs relate over the exercise price of those shares. Prior to the exercise of SARs, increases or decreases in the market price of common stock result in charges or benefits to earnings. If the market price of the common stock declines subsequent to a charge against earnings due to the appreciation in the common stock subject to SARs, the amount of the decline will reverse prior charges against earnings (but not by more than the aggregate of prior charges).

The Company will receive no monetary consideration for the granting of options and SARs. In addition, the Company will receive no monetary consideration other than the purchase price, if any, paid for shares. Cash proceeds from the sale of common stock issued pursuant to the purchase of shares will be added to the general funds of the Company to be used for general corporate purposes. Under the intrinsic value method that the Company follows under applicable accounting standards, recognition of compensation expense is required when restricted shares Awards are granted, with the excess of the fair market value of the common stock on the date the Award is granted over the price paid (if any) being expensed over any vesting period.

The following table sets forth certain information as of the end of December 31, 2011, with respect to all our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)
Equity compensation plans approved by security holders	2,330,874	$2.61	253,631
Equity compensation plans not approved by security holders	739,855	$5.47	—

Federal Income Tax Consequences

The following is a description of the federal income tax consequences that the Company expects (based on current tax laws, rules, and interpretations) with respect to Awards under the RSO Plan.

Date of Grant.    In general, an optionee will not recognize taxable income upon grant of an option or SAR, and the Company will not be entitled to any business expense deduction with respect to the grant. The recipient of an Award will not recognize taxable income upon its grant, unless he or she receives a distribution of restricted shares and makes a timely election under Code Section 83(b). The grant will not entitle the Company to a current tax deduction, though a deduction will be available if and to the extent a participant makes and 83(b) election.

Subsequent Distribution of Unrestricted Shares.    Whenever the Company transfers unrestricted shares of common stock to a participant, the participant will recognize ordinary income equal to the fair market value of the property transferred. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the Award holder.

Exercise of Incentive Stock Option.    An optionee will not recognize ordinary income upon the exercise of an incentive stock option; however, the excess of the fair market value on the date of the exercise of the shares received over the exercise price of shares will be treated as an adjustment to alternative minimum taxable income. For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the optionee generally must be an employee from the date of the grant through the date three months before the date of exercise, except in the case of death or disability, in which cases special rules apply.

Sale of Shares Purchased with Incentive Stock Option.    If the optionee has held the shares acquired upon exercise of an incentive stock option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the optionee, the difference, if any, between the sale price of the shares and the exercise price of the option will be treated as long-term capital gain or loss. If the optionee does not satisfy these holding period requirements, the optionee will recognize ordinary income at the time of the disposition of the shares, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of gain realized, if any, will be long-term or short-term capital gain, depending on whether the shares were sold more than one year after the option was exercised. If the optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the exercise price of the option. Subject to the discussion below with respect to Section 162(m) of the Code, the Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

Exercise of Nonqualified Stock Options.    Upon the exercise of a nonqualified stock option, an optionee will generally recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the option (special rules may apply in the case of an optionee who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). If the Company complies with applicable withholding requirements, the Company will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. In general, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the grantee upon exercise of a nonqualified stock option (subject to the discussion below with respect to Section 162(m) of the Code).

Stock Appreciation Rights.    In general, a participant to whom a SAR is granted will recognize no income at the time of the grant of the SAR. Upon exercise of a SAR, the participant must recognize taxable compensation income in an amount equal to the value of any shares that the participant receives. In general, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the grantee upon exercise of the SAR (subject to the discussion below with respect to Section 162(m) of the Code).

Restricted Shares, Restricted Units and Performance Awards.    In general, a participant will not recognize income at the time of grant of restricted shares, restricted units or performance awards, unless the participant elects with respect to restricted shares or restricted units to accelerate income taxation to the date of the Award. In this event, a participant would recognize ordinary income equal to the excess of the market value of the restricted shares over any amount the participant pays for them (in which case subsequent gain or loss would be capital in nature). In the absence of an election to accelerate income taxation to the date of an Award, a participant must recognize taxable compensation income equal to the value of any cash or unrestricted shares that the participant receives. The same tax consequences apply to performance awards.

Special Tax Provisions.    Under certain circumstances, the accelerated vesting, cash-out, or the accelerated lapse of restrictions on Awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax on excess parachute payments and the Company may be denied a tax deduction with respect to such amounts.

Section 162(m) of the Code and the regulations thereunder generally would disallow the Company a federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent such compensation paid to any of such individuals exceeds one million dollars in any year. Section 162(m) generally does not disallow a deduction for payments of qualified “performance-based compensation” the material terms of which have been approved by stockholders. The Company intends that the compensation attributable to certain Awards granted under the RSO Plan will be qualified “performance-based compensation.”

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our directors, officers (including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Principal Accounting Officer, Controller and any person performing similar functions) and employees. We have made the code of conduct and ethics available on our website at www.orcc.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or a waiver thereof is then permitted by the rules of the NASDAQ Global Select Market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2011 through the mailing date of this proxy statement, Online Resources did not engage in any transactions with a related person in which the amount involved exceeded $120,000.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the 2012 Annual Meeting. If any other business is properly brought before the 2012 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

To be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2013, a stockholder proposal must be received by the Secretary of the Company at our principal executive offices not later than January 1, 2013. Any such proposal will be subject to rules and regulations under the Securities Exchange Act of 1934, as amended.

Our corporate Bylaws provide an advance notice procedure for a stockholder to properly bring a proposal before, or nominate directors for election at, an annual meeting. The stockholder must give timely written notice to the Secretary of Online Resources Corporation. To be timely, a stockholder notice of the proposal must be delivered or mailed to and received at our principal executive office not less than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice of the proposal by the stockholder must be received not later than the close of business on the tenth day following the date on which notice to stockholders of such annual meeting date was mailed or such public disclosure was made. Proposals received after such date will not be voted on at such annual meeting. If a proposal is received before that date, the proxies that management solicits for such annual meeting may still exercise discretionary voting authority on the stockholder proposal under circumstances consistent with the applicable proxy rules of the SEC.

Chantilly, Virginia

April 30, 2012

ONLINE RESOURCES CORPORATION 4795 MEADOW WOOD LANE CHANTILLY, VA 20151

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	John C. Dorman 02 Edward D. Horowitz 03 Bruce A. Jaffe

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012.						☐	☐	☐

3.	Advisory vote to approve named executive officer compensation.						☐	☐	☐

4.	Amendment to the Company’s Amended and Restated 2005 Restricted Stock and Option Plan to increase the maximum number of authorized shares reserved under and subject to the Plan.						☐	☐	☐

NOTE: Such other business as may properly come before the Annual meeting or any adjournment thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10-K Wrap is/are available at www.proxyvote.com.

ONLINE RESOURCES CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

ONLINE RESOURCES’ HEADQUARTERS JUNE 13, 2012, 2:00 P.M. EASTERN DAYLIGHT

TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 30, 2012 in connection with the Online Resources Corporation (“Company”) Annual Meeting of Stockholders to be held on Wednesday, June 13, 2012, at 2:00 p.m. Eastern Daylight Time, at the Company’s corporate headquarters, located at 4795 Meadow Wood Lane, Chantilly, VA 20151, and hereby appoints Thomas J. Ball and David G. Mathews III, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the common stock of Online Resources Corporation that are registered in the name provided in this Proxy, and certifies that the undersigned is entitled to vote at the Company’s 2012 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers that undersigned would have if personally present at the meeting. Without limiting the foregoing and the general authorization given by this Proxy, the above named proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 (ELECTION OF DIRECTORS); AND FOR PROPOSAL 2 (RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS); FOR PROPOSAL 3 (ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION); AND FOR PROPOSAL 4 (AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2005 RESTRICTED STOCK AND OPTION PLAN). IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

        Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000143015_2    R1.0.0.11699